UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EDDIE BAUER HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

EDDIE BAUER HOLDINGS, INC.

10401 NE 8th Street, Suite 500

Bellevue, Washington 98004

April 20, 2009

Dear Eddie Bauer Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of Eddie Bauer Holdings, Inc. (“Eddie Bauer”) to be held at 8:30 a.m., Pacific Time, on May 8, 2009, at the Eddie Bauer corporate offices, 10401 NE 8th Street, Bellevue, Washington, Fifth Floor. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Your Board of Directors has fixed the close of business on March 11, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2009 annual meeting of stockholders. Whether or not you plan to attend the meeting, please use the enclosed proxy to vote promptly — by telephone or Internet, or by signing, dating and returning the proxy card in the postage-paid envelope provided. Your proxy is being solicited by, and on behalf of, the Board of Directors and we urge you to vote for the proposals being presented. The Proxy Statement explains more about proxy voting. Please read it carefully.

Thank you for your continued support of our company.

Sincerely,

William T. End

Chairman of the Board

THIS PROXY STATEMENT IS FIRST BEING MAILED TO

STOCKHOLDERS ON OR ABOUT APRIL 22, 2009

EDDIE BAUER HOLDINGS, INC.

10401 NE 8th Street, Suite 500

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	May 8, 2009

TIME	8:30 a.m. PDT

PLACE	10401 NE 8th Street, Fifth Floor Bellevue, Washington

ITEMS OF BUSINESS	(1) To elect the seven nominees named in the attached Proxy Statement to the Board of Directors for one-year terms;

(2) To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010; and,

(3) To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement.

You can vote if, at the close of business on March 11, 2009, you were a stockholder of the Company.

Freya R. Brier

Senior Vice President, General Counsel and Secretary

April 20, 2009

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE, AS INDICATED ON YOUR PROXY CARD.

This Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2008 Annual Report are available on our website at http://investors.eddiebauer.com/.

i

ii

EDDIE BAUER HOLDINGS, INC.

10401 NE 8th Street, Ste. 500

Bellevue, Washington 98004

PROXY STATEMENT

Our Board of Directors is soliciting proxies to be voted at the 2009 annual meeting of stockholders (the Annual Meeting) to be held on May 8, 2009 and at any postponement or adjournment thereof for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Proxy materials, which include the Proxy Statement, proxy card and the Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (the Annual Report) will be mailed by us to our stockholders beginning on or about April 22, 2009. In this Proxy Statement, the terms “Eddie Bauer,” “Company,” “we,” “us” and “our” refer to Eddie Bauer Holdings, Inc.

QUESTIONS AND ANSWERS

Q:	Where and when is the Annual Meeting?

A:	The Annual Meeting will be held at our offices at 10401 NE 8th Street, Fifth Floor, Bellevue, Washington at 8:30 a.m. PDT on May 8, 2009.

Q:	What items of business will be voted on at the Annual Meeting?

A:	There are two items of business scheduled to be voted on at the Annual Meeting:

•	Election of each individual nominee on the slate of seven nominated by the Company to the Board of Directors; and

•	Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010.

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that you vote:

•	“FOR” the election of Eddie Bauer’s nominees to the Board of Directors; and

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010.

Q:	What is the voting requirement to approve each of the items?

A:	Proposal 1 — Election of Directors	The seven people receiving the highest number of “FOR” votes at the Annual Meeting will be elected.

	Proposal 2 — Ratification of appointment of independent registered public accounting firm	The affirmative “FOR” vote of a majority of the votes cast on this item at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our Quarterly Report on Form 10-Q for the fiscal quarter ending July 4, 2009.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Eddie Bauer. Our directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile transmission or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Eddie Bauer common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who may vote at the Annual Meeting?

A:	You may vote your Eddie Bauer common stock at the Annual Meeting if our records show that you owned your shares of common stock at the close of business on March 11, 2009, which we refer to as the “Record Date.” On March 11, 2009, there were 30,829,530 shares of common stock outstanding, and approximately 456 holders of record. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Q:	How can I vote my shares?

A:	If your shares are registered directly in your name with Computershare Trust Company, Inc., our “Transfer Agent,” the proxy materials, including the proxy card, are being sent directly to you by Eddie Bauer, and you can vote in any of the ways described below. If you hold shares in street name through a broker, bank or other nominee rather than directly in your own name, the proxy materials are being forwarded to you by the bank, broker or other nominee, and you will need to provide a proxy to your nominee to vote, unless you obtain a legal proxy to vote the shares in person. If you owned your shares on March 11, 2009, you may vote in one of the following ways:

•

By telephone, using the toll-free number listed on your proxy card (if held in your name) or vote instruction card (if held in street name). Votes may be cast through 1:00 a.m. (Central time) on May 8, 2009;

•	By internet, using the address provided on the proxy or vote instruction card. Internet votes may be cast through 1:00 a.m. (Central time) on May 8, 2009;

•

By marking, signing, dating and mailing each proxy or vote instruction card pursuant to the instructions enclosed. If you return your proxy without marking the boxes showing how you wish to vote, your shares will be voted FOR each proposal. If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker will have the authority to vote your shares on Proposals 1 (election of directors) and 2 (ratification of auditors), but not on non-routine matters that might properly come before the meeting for consideration; or

•	By attending the Annual Meeting. If you hold shares in street name, a legal proxy from your nominee must be brought to the Annual Meeting for you to vote at the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the person named as proxies, William T. End and McNeil S. Fiske Jr., will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q:	What happens if I abstain?

A:	For purposes of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A majority of Eddie Bauer’s outstanding shares as of the Record Date must be present at the Annual Meeting for the Company to hold the Annual Meeting and conduct business. This is called a quorum. If a quorum is not present, our bylaws permit the stockholders entitled to vote at such meeting to adjourn the meeting until a quorum is present. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes if you:

•	are present and voting at the Annual Meeting; or

•	have properly submitted a proxy card or voted over the Internet or by telephone.

Q:	How can I change my vote after I return my proxy card?

A:	You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	voting by ballot at the Annual Meeting.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How can I obtain a separate set of proxy materials?

A:

To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one Eddie Bauer common stock account, we are delivering only one set of the 2008 Annual Report and the Proxy Statement to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

Eddie Bauer Holdings, Inc.

Attention: Investor Relations

10401 NE 8th Street, Suite 500

Bellevue, WA 98004

(425) 755-6544

Q:	Is there a list of stockholders entitled to vote at the Annual Meeting?

A:	The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices by contacting the Corporate Secretary of the Company.

Q:	Are copies of the proxy materials and annual report available electronically?

A:	The Notice of Annual Meeting of Stockholders and Proxy Statement and the 2008 Annual Report are available on our website at http://investors.eddiebauer.com/.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting?

A:

Any stockholder who intends to present a proposal at the 2010 annual meeting of stockholders for inclusion in our Proxy Statement and proxy card relating to our 2010 annual meeting of stockholders must submit his, her or its proposal addressed to Corporate Secretary, Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Ste. 500, Bellevue, Washington 98004, with receipt by the Corporate Secretary by January 2, 2010. The rules and regulations promulgated by the Securities and Exchange Commission (the SEC) provide that if the date of the Company’s 2010 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the 2009 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2010 annual meeting of stockholders must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 2010 annual meeting of stockholders. Upon determination by the Company that the date of the 2011 annual meeting of stockholders will be advanced or delayed by more than 30 days from the date of the 2010 Annual Meeting, the company will disclose that change in the earliest possible public filing.

If a stockholder intends to present a proposal at our 2010 annual meeting of stockholders, but does not intend to have it included in our Proxy Statement, the proposal must be delivered to our Secretary no earlier than January 2, 2010, and no later than February 1, 2010. If the date of our 2010 annual meeting of stockholders is advanced or delayed by more than 30 days from the date of the 2009 Annual Meeting, the proposal must be delivered by the close of business on the 10th day following the earlier of the day on which notice of the date of our 2010 annual meeting of stockholders is mailed or we publicly disclose the date of our 2010 annual meeting of stockholders.

Q:	How do I recommend a candidate for election as a director?

A:

Stockholders who wish to recommend a candidate for election as a director at our 2010 annual meeting of stockholders must submit their recommendations no earlier than January 2, 2010, and no later than February 1, 2010. If the date of our 2010 annual meeting of stockholders is advanced or delayed by more than 45 days from the date of the 2009 Annual Meeting, the proposal must be delivered no earlier than 120 days before the meeting, and no later than the later of 90 days before the meeting, or the close of business on the 10th day following the date of the public announcement of the date of our 2010 annual meeting of stockholders.

Stockholders may recommend candidates for consideration by the Board of Directors’ Nominating and Corporate Governance Committee by providing written notice to our Corporate Secretary at Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, WA 98004. The written notice must provide: (i) the candidate’s name, age, business and residence address; (ii) the principal occupation or employment of the person; (iii) the class and number of our shares, if any, beneficially owned by the candidate; (iv) confirmation that the candidate is independent with respect to the Company in accordance with the independence requirements established by the Company, if any, of the SEC and of the NASDAQ Global Market (or if the candidate is not independent under these requirements, a description of the reasons why he or she is not independent); and (v) all other information regarding candidates required by Section 14 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations promulgated thereunder. A written consent from the candidate consenting to be named as a candidate and a statement executed by the candidate that, if elected, he or she will (A) represent all stockholders of the Company in accordance with applicable laws and with the Company’s certificate of incorporation, bylaws and other policies, (B) comply with all rules, policies and requirements applicable generally to non-employee directors, (C) execute a nondisclosure agreement that the Company has prepared and deems appropriate for non-employee directors, and (D) upon request, complete and sign a customary directors and officers questionnaire, should accompany any stockholders recommendation. Any stockholder who wishes to recommend a nominee for election as director must also provide (1) the name and record address of such stockholder and the address of the beneficial owner, if any, on whose behalf the nomination is made, (2) the class and number of shares beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (3) a description of all arrangements or understandings relating to the nomination among the stockholder making the nomination, the beneficial owner, if any, on whose behalf the nomination is made, the proposed nominee and any other person or persons (including their names), (4) a representation by the stockholder making the nomination that the stockholder intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person named in the notice and (5) all other information regarding the stockholder or the beneficial owner, if any, on whose behalf the nomination is made required by Section 14 or the Exchange Act and the rules and regulations promulgated thereunder.

The Company will include a candidate recommended by a stockholder in its Proxy Statement only if the Nominating and Corporate Governance Committee, after evaluating the candidate, decides to propose the candidate to the Board, and the Board nominates the candidate. Furthermore, if a stockholder who recommends a nominee (or a qualified representative of that stockholder) does not appear at the annual meeting of stockholders to present the nomination, the nomination will be disregarded, notwithstanding that proxies in respect of the nomination may have been received by the Company.

Q:	How can I communicate with the Board of Directors?

A:	Stockholders may communicate with one or more members of the Board of Directors by sending a letter to our Corporate Secretary at Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, WA 98004. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication.” Such communication may be submitted anonymously or confidentially. The office of the Corporate Secretary will receive the correspondence and forward it to the Board of Directors, or to any individual director or directors to whom the communication is directed. The office of the Corporate Secretary will not forward any communication that is unduly hostile, threatening, illegal or similarly unsuitable, with the provision that any communication that is filtered out must be made available to any nonmanagement director upon such director’s request. In addition, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be directed to the employee most knowledgeable for handling, such as: product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; business solicitations or advertisements.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for McNeil S. Fiske, Jr. (“Neil Fiske”), our President and Chief Executive Officer, none of the members of our Board of Directors is an employee of Eddie Bauer. We keep the members of our Board of Directors informed of our business through discussions during and outside of Board meetings, materials we provide to them, visits to our offices and their participation in Board of Directors and committee meetings.

We believe transparent, effective and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that govern, among other things, the Board of Director’s and each of its member’s authority and responsibilities, director orientation and continuing education, and committee composition and charters. You can access these Corporate Governance Guidelines, along with other materials such as committee charters, on our website at http://investors.eddiebauer.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our Board members and all of our employees and executive officers, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Our Code of Business Conduct and Ethics is designed to provide guidance for upholding our corporate values and standards and set the standards of business conduct and ethics. The purpose of our Code of Business Conduct and Ethics is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding business conduct or ethical issues by contacting Eddie Bauer management or the Ethics & Compliance Officer or, on a confidential or anonymous basis to a third party provider engaged by the Company, by means of a toll-free telephone call, e-mail, facsimile transmission or mail. Our Nominating and Corporate Governance Committee monitors compliance with the Company’s Code of Business Conduct and Ethics. We investigate all credible concerns and complaints and will initiate corrective action when appropriate.

The Code is posted on our website at http://investors.eddiebauer.com. We intend to disclose on our website amendments to, or waivers from, any provision of our Code that applies to our CEO, CFO, Principal Accounting Officer/Controller or persons performing similar functions, and amendments to, or waivers from, any provision that relates to any element of our Code described in Item 406(b) of Regulation S-K.

Committee Responsibilities

Eddie Bauer has three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee meets regularly and has a written charter approved by the Board of Directors. See “Further Information Regarding Board of Directors — Meetings” and “— Committees” contained elsewhere in this Proxy Statement. Eddie Bauer also has a Restructuring Committee, consisting of William Redmond, Chair, William End, Neil Fiske and Laurie Shahon.

Independence

NASDAQ Global Market listing standards require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that eleven of the twelve current directors, and six of the seven directors proposed for election, are independent under the NASDAQ Global

Market listing standards. Our current independent directors are: William T. End, John C. Brouillard, Jerry M. Comstock, Jr., Scott Galloway, Howard Gross, Paul E. Kirincic, Kenneth M. Reiss, Laurie M. Shahon, Edward M. Straw, William Redmond and Stephen E. Watson. Ms. Shahon and Messrs. Brouillard, Gross, Kirincic and Straw are not standing for reelection this year. Neil Fiske, our CEO and director of the Board, is not deemed independent because of his status as a current employee of the Company. In addition, all of the directors currently serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent under the NASDAQ Global Market listing standards.

Executive Sessions

Eddie Bauer’s independent directors meet regularly in executive session without management present.

Director Attendance at Annual Meetings

All directors are required to attend Eddie Bauer’s annual meetings of stockholders, except for causes beyond the reasonable control of the director.

Annual Performance Evaluation

The Nominating and Corporate Governance Committee, on behalf of the Board of Directors and using a third party consultant, conducts an annual evaluation of the Board of Directors’ and, from time to time, an evaluation of various committees’ effectiveness.

Outside Advisors

The Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each may retain outside advisors and consultants of their choosing necessary to assist their committees in the performance of their duties or provide expert advice on certain topics at Eddie Bauer’s expense.

Whistleblower Policy

The Audit Committee has adopted a policy for the receipt, retention and treatment of complaints by associates, on an anonymous basis, if desired, and others regarding questionable accounting, internal controls over financial reporting or auditing matters. The policy is administered by the Company’s General Counsel. Our Whistleblower Policy is posted on our website at http://investors.eddiebauer.com.

PROPOSAL 1: ELECTION OF DIRECTORS

There are currently twelve members of our Board of Directors, including Neil Fiske, our CEO. Pursuant to our certificate of incorporation: (i) the number of directors is fixed from time to time as determined by our Board of Directors; and (ii) the directors are elected at our annual meetings of stockholders to one-year terms. The Board of Directors has fixed the number of directors at seven, effective as of the date of the Annual Meeting.

All of our directors, other than Mr. Fiske, are independent within the meaning of the rules of the NASDAQ Global Market, and therefore a majority of our board of directors is independent. Under Mr. Fiske’s employment agreement with the Company, the Company has agreed to use best efforts to nominate for election and to cause Mr. Fiske to be elected to the Board of Directors at each annual stockholder meeting during which he serves as the Company’s President and CEO.

Under the April 2, 2009 First Amendment (“First Amendment”) to our $225 million Amended and Restated Term Loan Agreement dated April 4, 2007, between the Company, Eddie Bauer, Inc., JP Morgan Chase Bank as agent and the lenders named therein, we have agreed that our term loan lenders may nominate two directors to our Board of Directors, and potentially a third director, based upon our compliance with certain covenants contained in the First Amendment. Jerry M. Comstock, Jr. and Scott Galloway are the nominees provided by our term loan lenders. In April 2009, we expanded the board size to twelve in order to elect Messrs. Comstock and Galloway to the board. The board size will reduce to seven following the Annual Meeting. We have also agreed that our board size will remain at seven members unless the term loan lenders have the right to nominate a third nominee, in which case we may expand our board size to eight members. The Board size may be increased upon the raising of new capital or upon consent of the lenders.

Although we know of no reason why these nominees would not be able to serve, if a nominee is unavailable for election, the proxies will vote your common stock to approve the election of any substitute nominee proposed by our Nominating and Corporate Governance Committee. Provided we maintain the number of independent directors required by the listing standards of the NASDAQ Global Market, the Board of Directors may choose to reduce or increase the size of the Board, as permitted by our Amended and Restated Bylaws. The Board of Directors has no reason to believe that any of Eddie Bauer’s nominees will be unwilling or unable to serve if elected as director.

Nominees

All seven of our nominees for election as directors are currently directors. Messrs. Comstock and Galloway were nominated by our lenders pursuant to the terms of the First Amendment. Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected.

The Board of Directors proposes the following seven candidates for election as directors:

Director Nominees

William T. End

Jerry M. Comstock, Jr.

McNeil S. Fiske, Jr.

Scott Galloway

William E. Redmond, Jr.

Kenneth M. Reiss

Stephen E. Watson

The principal occupation and certain other information about each nominee are set forth on the following pages. The nominees will be elected by a plurality of the votes cast. As a result, the seven persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. All proxies will be voted to approve the election of each nominee identified above unless a contrary vote is indicated on the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE IDENTIFIED ABOVE.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our non-employee directors as of April 20, 2009:

Non-Employee Directors	Age	Present Position
William T. End	61	Chairman of the Board of Directors, Restructuring Committee Member
John C. Brouillard	61	Director, Audit Committee Member, Compensation Committee Member
Jerry M. Comstock, Jr.	55	Director
Scott Galloway	44	Director
Howard Gross	65	Director, Nominating and Corporate Governance Committee Member
Paul E. Kirincic	58	Director, Compensation Committee Member
William Redmond	49	Director, Chair of Restructuring Committee, Audit Committee Member
Kenneth M. Reiss	66	Director, Chair of Audit Committee
Laurie M. Shahon	57	Director, Chair of Nominating and Corporate Governance Committee, Audit Committee Member, Restructuring Committee Member
Edward M. Straw	71	Director, Nominating and Corporate Governance Committee Member, Chair of Special Operations Committee (2007)
Stephen E. Watson	63	Director, Chair of Compensation Committee

Non-employee Directors

William T. End was named Chair of the Board of Directors of Eddie Bauer in June 2005. From May 2001 until his retirement in May 2003, Mr. End served as chair of Cornerstone Brands, Inc., a privately-held catalog retailer whose brands include Ballard Designs, Frontgate, Garnet Hill, Smith & Noble, The Territory Ahead and Travel Smith. From 1995 to May 2001, Mr. End served in various capacities with Cornerstone Brands, Inc., including as chair and chief executive officer. From 1990 to 1995, Mr. End served in various executive positions at Lands’ End, Inc., including president and chief executive officer. Formerly, Mr. End spent 15 years at L.L. Bean, Inc., where he served as executive vice president and chief marketing officer. Mr. End currently serves as a director of IDEXX Laboratories, Inc. and several non-public companies. Mr. End received a Bachelor of Science degree in Business Administration from Boston College in 1969 and an MBA from Harvard Business School in 1971.

John C. Brouillard was named a director of Eddie Bauer in June 2005. From May 2007 until January 2008, Mr. Brouillard served as interim Chairman, President and CEO of Advance Auto Parts, Inc. From February 1991 to June 2005, Mr. Brouillard served as chief administrative and financial officer of H.E. Butt Grocery Company. From 1977 to 1991, Mr. Brouillard held various positions at Hills Department Stores, Inc., including president of the company. Mr. Brouillard currently serves as the nonexecutive chairman of the Board and a director of Advance Auto Parts, Inc. Mr. Brouillard received a Bachelor of Science degree in Mechanical Engineering from the University of Massachusetts in 1970 and an MBA from the University of Pennsylvania in 1974.

Jerry M. Comstock, Jr. was named as a director of Eddie Bauer on April 20, 2009. From March 2005 through the present, Mr. Comstock has served as Managing Owner and Chief Executive Officer of Strategic Restaurants Holdings Corp. Mr. Comstock served as managing member of TRECO LLC, an investment consulting company, from October 2003 to March 2005. Mr. Comstock received a Bachelor of Business Administration from the University of Texas, Austin, Texas, in 1975.

Scott Galloway was named as a director of Eddie Bauer on April 20, 2009. In 2005, Mr. Galloway founded Firebrand Partners, LLC, an operational activist investment firm, and has served as its Chief Investment Officer from 2005 through the present. From 2002 through the present, Mr. Galloway has served as Clinical Associate Professor at New York University, Stern School of Business. Mr. Galloway has served as a director of the New York Times Company since April 2008. Mr. Galloway received his Bachelor of Arts from the University of California at Los Angeles in 1987, and his MBA from the University of California at Berkeley, Haas School of Business, in 1992.

Howard Gross was named a director of Eddie Bauer in June 2005, and served as its interim CEO from February to July 2007. From 1996 to 2004, Mr. Gross served as president and chief executive officer of HUB Distributing, Millers Outpost and Levi’s Outlet Stores of the American Retail Group, Inc. From 1994 to 1995, Mr. Gross served as president and chief operating officer of Today’s Man, Inc. Formerly, Mr. Gross spent over 20 years at Limited Brands, Inc., where he held various positions, including president of Victoria’s Secrets Stores and president of the Limited Stores. Mr. Gross currently serves as a director of Glimcher Realty Trust. Mr. Gross received a Bachelor of Arts degree in Speech and Public Address from the University of Akron in 1965.

Paul E. Kirincic was named a director of Eddie Bauer in June 2005. From February 2001 through October 2008, Mr. Kirincic served as executive vice president, human resources, communications, corporate marketing and corporate security at the McKesson Foundation of McKesson Corporation. From November 1998 to January 2001, Mr. Kirincic served as vice president, human resources, for the Consumer Healthcare Division of Pfizer, Inc. Mr. Kirincic also served in various positions at the Whirlpool Corporation, including as vice president of human resources for Whirlpool Europe. Mr. Kirincic received a Bachelor of Arts degree in History and Communications from St. Norbert College in 1972 and an MSBA in General Management from Indiana University in 1979.

William E. Redmond, Jr. was named as a director of Eddie Bauer in June 2007 and serves as Chair of the Restructuring Committee. Mr. Redmond has served as President and Chief Executive Officer of GenTek Inc. since May, 2005 and a director of GenTek Inc. since November 2003. From 2005 to 2007, Mr. Redmond served as Chairman and a director of Maxim Crane Works and Chairman and a director of Citation Corporation. Mr. Redmond previously served as President and Chief Executive Officer from December 1996 to February 2003, and as Chairman of the Board of Directors from January 1999 to February 2003 of Garden Way, Inc., a manufacturer of outdoor garden and power equipment. Mr. Redmond received a Bachelor of Science degree in Marketing and Management from Siena College in 1981.

Kenneth M. Reiss was named a director of Eddie Bauer in June 2005, and serves as Chair of the Audit Committee. From 1965 to June 2003, Mr. Reiss worked at Ernst & Young LLP, where he served as Managing Partner of the New York office, Assurance and Advisory Practice, as well as the national director of retail and consumer products for the Assurance and Advisory Practice. Mr. Reiss has been retired since 2003. He currently serves as a director and audit committee chairman of The Wet Seal, Inc. and Harman International Industries, Inc. Mr. Reiss received a Bachelor of Arts degree in Economics from Bates College in 1964 and an MBA from Rutgers School of Business in 1965.

Laurie M. Shahon was named a director of Eddie Bauer in June 2005 and serves as Chair of the Nominating and Corporate Governance Committee. Since 1994, Ms. Shahon has served as President of the Wilton Capital Group, a private direct investment firm headquartered in New York City. The primary focus of Wilton Capital Group is consumer products retailing, financial institutions, distributors, healthcare and telecommunications. Wilton Capital Group has no affiliation with Eddie Bauer. From 1988 to 1993, Ms. Shahon served as managing director of ‘21’ International Holdings, Inc. From 1980 to 1988, Ms. Shahon served as vice president and during that period founded the retailing and consumer products group at Salomon Brothers. Ms. Shahon is a director of Knight Capital Group, Inc. and a nonpublic company. Ms. Shahon received a Bachelor of Arts degree in English and Political Science from Wellesley College in 1974 and an MBA from Columbia Business School in 1976.

Edward M. Straw was named a director of Eddie Bauer in June 2005 and served as Chair of a Special Operations Committee in 2007. From April 2008, Mr. Straw has served as executive vice president of PRTM Management Consultants, an operational strategy group. From March 2000 to February 2005, Mr. Straw was President, Global Operations of the Estée Lauder Companies. He formerly served as Senior Vice President, Global Supply Chain and Manufacturing of the Compaq Computer Corporation, and was President of Ryder Integrated Logistics. Mr. Straw also spent over 30 years in the United States Navy, retiring in 1996 as a Vice Admiral (three stars.) His final assignment, before retiring, was Director (CEO) of the Defense Logistics Agency in Washington, DC. Mr. Straw currently serves as chairman of the board of directors of Document Capture Technologies, Inc., a provider of secure imaging solutions, and as a director of MeadWestvaco Corporation and several private boards. He received a Bachelor of Science degree in Engineering from the U.S. Naval Academy and an MBA from the George Washington University.

Stephen E. Watson was named a director of Eddie Bauer in June 2005 and serves as Chair of the Compensation Committee. From November 1997 to November 2002, Mr. Watson served as president and chief executive officer of Gander Mountain L.L.C. From 1973 to 1996, Mr. Watson served in various positions with the Dayton Hudson Corporation, including as chairman and chief executive officer of Dayton Hudson Department Stores Co. and as president of the Dayton Hudson Corporation. Mr. Watson serves as a director of Kohl’s Corporation and Regis Salons. Mr. Watson received a Bachelor of Arts degree in American History from Williams College in 1967 and an MBA from Harvard Business School in 1973.

Executive Officers

Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between any director and any executive officer. The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Neil Fiske	47	President and Chief Executive Officer and Director
Kimberly Berg	40	Senior Vice President, General Merchandising Manager
Freya Brier	51	Senior Vice President, General Counsel and Corporate Secretary
Ronn Hall	48	Senior Vice President, Sourcing and Supply Chain
R. Thomas Helton	61	Senior Vice President and Chief Human Resources Officer
Pirkko Karhunen	46	Senior Vice President, Design
Ann Perinchief	55	Senior Vice President, Customer Experience and Legendary Service
Marv Toland	47	Chief Financial Officer

Neil Fiske was named President and Chief Executive Officer and a director of Eddie Bauer in July 2007. From February 2003 to June 2007, Mr. Fiske was chief executive officer of Bath and Body Works of Limited Brands, during which time Mr. Fiske led the turnaround and brand transformation of that retailer. He was recognized as “Marketer of the Year” and “Retailer of the Year” in 2004 and 2005 by Women’s Wear Daily. Prior to Limited Brands, Mr. Fiske spent fourteen years at Boston Consulting Group focused on the Consumer Goods and Retail sector. He is the author of “Trading Up: The New American Luxury,” a Business Week

bestseller and winner of the American Marketing Association’s Newberry award for best marketing book. Mr. Fiske is a graduate of Harvard Business School and Williams College.

Kimberly Berg was named Senior Vice President, General Merchandising Manager of Eddie Bauer in February 2008. Ms. Berg has been Vice President and General Merchandising Manager for the Company’s retail division since March 2006, Vice President Womens’ and Field and Gear Merchandising from February 2004 to March 2006, and Divisional Vice President Womens’ Merchandising since April 2002. Prior to joining the Company, Ms. Berg spent seven years at Gap, Inc., most recently as Divisional Merchandise Manager. Ms. Berg studied Merchandising at the University of Arizona and Textile and Clothing at Arizona State University.

Freya Brier was named Senior Vice President, General Counsel and Corporate Secretary in November 2007. Prior to joining Eddie Bauer, from September 1996 through August 2007, Ms. Brier was General Counsel and Corporate Secretary of Wild Oats Markets, Inc., and served as its Vice President, Legal, from 1997 through 2005, and its Senior Vice President, Legal and Real Estate, from 2005 until August 2007. Ms. Brier was formerly a partner with the law firm of Holme Roberts & Owen LLC. Ms. Brier received a Bachelor of Arts degree in Economics, Business and Languages from Cornell College in 1980 and her J.D. degree from New York University in 1983.

Ronn Hall was named Senior Vice President, Sourcing and Supply Chain in November 2007. Mr. Hall joined Eddie Bauer from Coldwater Creek, where he served as Vice President of Sourcing and Production since March 2004. Prior to Coldwater Creek, Mr. Hall was Vice President, Production and Sourcing for Limited Brands Inc. from July 1997 to February 2002. Prior to 1997, Mr. Hall held positions in manufacturing and sourcing with Pacific Alliance, J. Crew, Inc., and Kellwood Company. Mr. Hall received a Bachelor of Science degree in Chemical Engineering from Mississippi State University.

R. Thomas (Tom) Helton was named Senior Vice President and Chief Human Resources Officer of Eddie Bauer in July 2007. From 2005 to 2007, Mr. Helton was Head, Organization Effectiveness and Human Resources at Sampoerna Strategic and from 2001 to 2005 Mr. Helton served in the same role for HM Sampoerna, an international consumer goods company based in Southeast Asia. From 1998 to 2001, Mr. Helton was Executive Vice President, Organization Development and Human Resources at United Stationers in Chicago. Mr. Helton has also held various human resource and labor relations roles at Whirlpool Corporation and Kaiser Aluminum and Chemical Corporation. Mr. Helton has served as an officer in the United States Army and received a Bachelor of Arts in biology and psychology from Middle Tennessee State University.

Pirkko Karhunen was named Senior Vice President, Design in August 2008. Prior to joining Eddie Bauer, Ms. Karhunen worked with the CEO and President of Aeropostale in the development of a new product concept. Prior to that, Ms. Karhunen was with Lilly Pulitzer, where she held several design roles between 2005 and 2007, including Senior Vice President of Design. From 1999 to 2004, Ms. Karhunen was Senior Director of Design for Women’s and Children’s with Land’s End. From 1997 to 1999, Ms. Karhunen served as Director of Design for Gymboree’s Zutopia business. Ms. Karhunen has also worked for Anne Klein in design roles. Ms. Karhunen graduated from the Parsons School of Design in New York.

Ann Perinchief was named Senior Vice President, Customer Experience and Legendary Service of Eddie Bauer in June 2005. Ms. Perinchief became Senior Vice President, Retail of Eddie Bauer, Inc. in March 1999. From 1996 to 1999, Ms. Perinchief served as Vice President, Customer Satisfaction and Sales of Eddie Bauer. Ms. Perinchief received a Bachelor of Arts degree in Retail: Clothing and Textiles from Michigan State University in 1975.

Marv Toland was named Chief Financial Officer of Eddie Bauer in November 2007. Prior to joining Eddie Bauer, Mr. Toland was with London Fog Group from 1999 through November 2007, where he most recently served as Executive Vice President and Chief Financial Officer with responsibility for the finance, accounting, systems, legal and customer service functions. Prior to joining London Fog in 1999, Mr. Toland was Chief Financial Officer of Brooks Sports, Inc. and previously held a variety of finance-related positions with Exxon

Corporation. Mr. Toland received a Bachelor of Arts degree in Economics from Western Washington University, and a Masters degree from Carnegie Mellon University in Industrial Administration.

FURTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Meetings

During fiscal year 2008, the Board of Directors held seven meetings. Eddie Bauer’s independent directors regularly meet in executive session without management present.

Board Committees

Our Bylaws provide that the Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee consisting of two or more directors. The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which are comprised solely of independent directors, and a Restructuring Committee, comprised of four directors, one of whom must be the Chief Executive Officer. Under our Bylaws, any committee of the Board of Directors will have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of Eddie Bauer to the extent permitted by the Delaware General Corporation Law. However, committees do not have the power to adopt, amend or repeal our Bylaws, or approve or adopt or recommend to our stockholders any action or matter (other than the election or removal of directors) expressly required under the Delaware General Corporation Law to be submitted to stockholders for approval.

Audit Committee.    The Audit Committee was established by the Board of Directors. The Audit Committee consists of Kenneth M. Reiss (Chair), John C. Brouillard, Laurie M. Shahon and William Redmond, each an independent director as the term is defined in Item 407(d)(5)(i)(B) of Regulation S-K of the Exchange Act (“Regulation S-K”) and the NASDAQ Global Market listing standards, and each financially literate as required by the NASDAQ Global Market listing standards. Our Board of Directors has determined that each of the four members of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. During fiscal year 2008, the Audit Committee held six meetings.

In accordance with the Audit Committee charter, the Audit Committee is responsible for overseeing our accounting and financial reporting process and the audit processes. The Audit Committee assists the Board of Directors by:

•	reviewing the system of internal controls established by management

•	reviewing the financial information and related disclosure that will be provided to stockholders

•	reviewing our compliance with legal and regulatory requirements

•	overseeing our independent auditor, including the evaluation of its qualifications, performance and independence

•	reviewing related-party transactions.

Our Audit Committee charter is posted on our website at http://investors.eddiebauer.com.

Compensation Committee.    In 2008, the Compensation Committee consisted of Stephen E. Watson (Chair), John C. Brouillard and Paul Kirincic, each an independent director under the NASDAQ Global Market Listing Standards. During fiscal year 2008, the Compensation Committee held nine meetings.

The Compensation Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities relating to the setting of overall compensation strategies, the compensation of our executive officers and the administration of the Company’s annual and long-term incentive plans and other benefit plans. The Compensation Committee is responsible for: the creation of philosophies governing and administration of the compensation of Board members, the CEO, other executive officers and employees of the Company; and, the creation of philosophies governing and oversight of the administration of the Company’s short- and long-term incentive plans and other benefit plans.

The Compensation Committee’s responsibilities include:

•	adopting and periodically reviewing a comprehensive statement of executive compensation philosophy, strategy and principles that has the support of management and the Board of Directors

•	approving and recommending to the Board of Directors the total compensation package for the Company’s CEO, including base salary, cash and equity incentive compensation and special benefits

•

annually reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, and approving and recommending to the Board of Directors the CEO’s compensation level based on the annual evaluation of the CEO, the corporate goals and objectives relevant to such compensation, and the CEO’s achievement of these goals and objectives

•	approving the total compensation package for the Company’s executive officers, other than the CEO, and reporting to the Board on all modifications to executive compensation

•	reviewing the results of and procedures for the performance evaluation of other executive officers by the Company’s CEO

•	approving the total compensation package for the proposed hire of senior executives other than for the CEO

•	developing, reviewing and recommending to the Board of Directors the compensation of the Company’s directors, including cash and equity-based compensation

•	administering equity-based benefit plans, including making and authorizing grants to all employees other than the CEO

•

overseeing the development and approving the adoption of new compensation plans and reviewing and making recommendations to the Board of Directors regarding any amendment to long-term incentive compensation or equity plans that the Company establishes for its officers, directors, employees and consultants, including modification of target incentive percentages

•	reviewing and making recommendations to the Board of Directors regarding all employment, consulting, retirement and severance agreements proposed for the Company’s CEO and executive officers

•	determining and certifying the attainment of performance goals pursuant to Section 162(m) of the Internal Revenue Code

•	selecting peer groups of companies that shall be used for purposes of determining competitive compensation packages

•	collaborating with the Nominating and Corporate Governance Committee to set, when appropriate, and review annually stock ownership guidelines for officers or directors to determine

•	appropriateness based on the Company’s stated objectives

•	the executive officers and directors subject to the stock ownership program are in compliance with such guidelines

•	the stock ownership guidelines continue to function in the best interests of the Company and its stockholders

•	managing and reviewing any employee loans to nonexecutives that are permitted under the Sarbanes-Oxley Act of 2002

•	preparing, with the assistance of management, an annual report on executive compensation for inclusion in the Company’s annual report on Form 10-K and/or annual proxy statement

•	conducting an annual performance self-evaluation and reporting to the entire Board the results of the self-evaluation

•	assessing the adequacy of its charter on an annual basis and recommending any changes to the Board of Directors.

The Compensation Committee does not have the authority to delegate responsibilities relating to any matters that involve executive compensation of any executive officer.

The Compensation Committee seeks the views of our CEO with respect to establishing appropriate compensation packages for the named executive officers (other than the CEO). The Compensation Committee has engaged Compensation Strategies, Inc. to provide executive compensation consulting services and design of short- and long-term incentive plans to more closely align officer and employee goals to those of stockholders. Our Compensation Committee charter is posted on our website at http://investors.eddiebauer.com.

Nominating and Corporate Governance Committee.    In 2008, the Nominating and Corporate Governance Committee consisted of Laurie M. Shahon (Chair), Howard Gross and Edward Straw, each an independent director under the NASDAQ Global Market Listing Standards. During fiscal year 2008, the Nominating and Corporate Governance Committee held four meetings.

The principal responsibilities of the Nominating and Corporate Governance Committee are to:

•	recommend to the Board of Directors the director nominees for election at the annual meeting of stockholders and candidates to fill any vacancies on the Board of Directors

•	review the criteria for selection of new directors and nominees, including the establishment of procedures for the review of potential nominees proposed by stockholders

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies

•	develop and recommend to the Board of Directors and administer our corporate governance guidelines

•	develop and recommend stock ownership guidelines for officers and directors

•	conduct an annual evaluation of Board effectiveness

•	oversee a program of director education on topics of importance.

Our Nominating and Corporate Governance Committee’s charter is posted on our website at http://investors.eddiebauer.com.

In considering director candidates, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee considers a director candidate in the context of maintaining a broad balance of experience on the Board of Directors, including but not limited to areas of executive leadership, retail operations, accounting, finance, and human resources.

Our Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations. The Nominating and Corporate Governance Committee considers and evaluates candidates recommended by our stockholders on the same basis as candidates recommended by other sources, provided that the recommendations are made in accordance with the procedures required under our Bylaws and our Policy on Stockholder Recommendations of Candidates for Election as Directors, as summarized in the “Questions and Answers” section of this Proxy Statement. If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director who may come to the Nominating and Corporate Governance Committee’s attention through management, current members of the Board of Directors, professional search firms or consultants, stockholders or other persons. The Nominating and Corporate Governance Committee may hire and pay a fee to search firms to assist in the process of identifying and evaluating candidates. In 2008, no professional search firms or consultants were retained by the Committee to find candidates for the Board and, accordingly, no fees were paid in this regard to professional search firms or consultants in 2008. The Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders (i.e., stockholders constituting a group under SEC Regulation 13D) for each annual meeting. In addition, the Committee will take into account the size and duration of a recommending stockholder’s ownership interest in the Company and the extent to which the recommending stockholder intends to maintain its ownership interest in the Company. As part of the amendment to our $225 million Amended and Restated Term Loan Agreement, the Company’s term loan lenders nominate two of seven directors, and potentially three of eight directors (depending upon our compliance with certain covenants contained in the amendment) to our Board of Directors.

Director Attendance

In fiscal year 2008, all incumbent directors attended 75% or more of the meetings of the Board of Directors and attended 75% or more of the meetings of those committees on which they served in fiscal year 2008, except for Messrs. Comstock and Galloway, who were elected in April 2009. The Company requires all directors to attend Eddie Bauer’s annual meetings of stockholders, except for causes beyond the reasonable control of the director.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged the firm of BDO Seidman, LLP to continue to serve as our independent registered public accounting firm for the current fiscal year ending January 2, 2010. BDO Seidman, LLP has served as Eddie Bauer’s principal independent registered public accounting firm since June 2005.

While ratification of the appointment of auditors is not required, we are asking the stockholders to ratify the appointment of BDO Seidman, LLP as our independent public accounting firm for the fiscal year ending January 2, 2010. The ratification of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2010, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

We anticipate that a representative of BDO Seidman, LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representative of BDO Seidman, LLP will be afforded an opportunity to make a statement if he or she so desires at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

AUDIT AND NON-AUDIT FEES

The following table sets forth the aggregate fees billed to us by BDO Seidman, LLP, our independent registered public accounting firm, for professional services rendered during the fiscal years ended January 3, 2009 and December 29, 2007.

	2008	2007
Audit Fees	$1,058,905	$1,145,570
Audit Related Fees(1)	90,200	108,818
Tax Fees(2)	14,718	9,505
All Other Fees	—	—

Total	$1,163,823	$1,263,893

(1)	Audit related fees include fees related to the audit of the Company’s benefit plans.

(2)	Tax fees include fees for professional services rendered by BDO Seidman, LLP for tax compliance related to state and federal tax returns.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting the compensation of and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit, audit-related and permissible non-audit services and fees provided by the independent registered public accounting firm. The Audit Committee’s pre-approval policy requires that all audit, audit-related and permissible non-audit services and fees be either pre-approved or specifically approved by the Audit Committee. Pursuant to the pre-approval policy, one or more of the Audit Committee’s independent members may be delegated pre-approval authority, provided he or she reports those approvals at the next meeting of the Audit Committee. The term of any pre-approval granted by the Audit Committee with respect to a given service is 12 months. The payment of all fees in excess of pre-approved levels requires specific pre-approval by the Audit Committee. All audit and permissible non-audit services provided to us in 2008 were approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE

The information in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934.

The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and BDO Seidman, LLP, the Company’s independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 (Communication with Audit Committees Concerning Independence) of the Public Company Accounting Oversight Board, and the Committee has discussed with the independent registered public accounting firm the independent accountant’s independence from the Company and its management. The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the accountant’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Committee has discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009, for filing with the Securities and Exchange Commission.

Audit Committee

Kenneth M. Reiss (Chair)

John C. Brouillard

William Redmond

Laurie M. Shahon

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction

In March 2003 Spiegel, Inc., together with 19 of its subsidiaries and affiliates, including Eddie Bauer, Inc., filed for Chapter 11 bankruptcy protection. In June 2005, Eddie Bauer emerged from bankruptcy as a stand-alone company for the first time in 34 years, and Eddie Bauer Holdings, Inc. was created as the parent holding company of Eddie Bauer, Inc. At that time the Company’s Board of Directors was established.

During 2006 and the first quarter of 2007, Eddie Bauer pursued strategic alternatives, including a proposed acquisition by private investors, which was not approved by the Company’s stockholders. In the second half of 2007, the Company sharpened its focus on hiring a new management team, rebuilding its business and strengthening overall Company performance. We completed building the executive team and hiring in 2007 a new CEO, CFO, General Counsel and Senior Vice Presidents of Human Resources and of Sourcing and Supply, and in 2008 promoting a new Senior Vice President, General Manager Merchandising, and hiring a Senior Vice President of Design. The senior management team set initiatives, formulated strategies to achieve these initiatives, and began taking action to implement the initiatives in 2008, with the goal of rebuilding the Eddie Bauer brand as a leader in outerwear and apparel for an active outdoor lifestyle.

The Compensation Committee of the Board of Directors (the “Committee”) formulates compensation strategies for the senior executives and, with regard to annual cash and long-term incentives, for all corporate employees, with input from the CEO, the Senior Vice President of Human Resources, the Manager of Compensation and the compensation consultants described below. The Committee reviews and approves all compensation decisions relating to elected officers, including the CEO and other executive officers identified in the Summary Compensation Table below (the CEO and other executive officers are defined in this discussion as the “Named Executive Officers” or “NEOs”). The CEO annually reviews the performance of the NEOs and provides input to the Committee on individual performance to be considered by the Committee as part of their annual salary reviews. Where germane to the understanding of the Company’s compensation philosophies, the disclosure below may contain a broader discussion of the application of a particular compensation philosophy, policy or practice to corporate employees (those working in the Company’s headquarters, its remote information technology and call centers and in the managerial functions at its distribution center) of the Company as a whole. See “Further Information Regarding the Board of Directors — Board Committees — Compensation Committee” for a narrative description of the Company’s processes and procedures for the consideration and determination of executive and Board of Director compensation.

Overview of Compensation Program Objectives and Key Compensation Components

In the second half of 2007, the primary focus of the compensation program objectives for our NEOs shifted from retaining existing personnel to attracting, retaining and motivating highly-qualified executives in key roles to implement a long-term strategy to improve overall Company performance and rebuild the Eddie Bauer brand during a multi-year effort. To achieve these objectives, the newly-hired and existing senior executives received compensation packages consisting of the following:

•	competitive base salaries;

•	the potential for significant additional annual cash awards upon the achievement of annual performance objectives;

•	limited annual cash perquisites;

•	a broad package of benefits, including 401(k) and Deferred Compensation Plans; and

•	participation in Change in Control and relocation programs.

In some cases, cash sign-on bonuses were also offered.

In addition, newly-hired executives received new hire equity incentive awards that included:

•	stock options vesting pro rata over four years;

•	restricted stock units that “cliff” vest after four years of service; and

•	for the CEO, CFO and two Senior Vice Presidents, stock options for which the vesting is tied to the achievement of targeted stock prices on the NASDAQ Global Market for certain periods of time.

The Committee has targeted the 50 th percentile of comparable peer company compensation levels as an appropriate level of compensation to meet the hiring and retention objectives for Eddie Bauer NEOs, based on the compensation levels required to attract qualified individuals to complete the amount of work necessary for a successful turnaround of the Company’s business. A significant portion (an additional 70% to 110% of annual base salary) of each NEO’s potential annual compensation consists of a cash bonus that is contingent on the achievement of specific financial targets designed to align the NEO’s interests with those of our stockholders and that is at risk if the Company fails to meet certain financial performance targets. The Company made substantial grants of stock options and restricted stock units (“RSUs”) to officers in conjunction with emergence from bankruptcy in 2005, but did not have an annual long-term equity incentive plan prior to 2008, nor has it paid on any regular basis annual cash incentives for performance. As a result, there have not been specific weightings between cash and equity-based compensation or between annual and long-term incentive compensation. In the second half of 2007, the Committee prepared a management long-term equity compensation program, which was implemented in January 2008. For 2008 and beyond, the amount of long-term equity incentive grants made to each NEO will be based upon several factors, including achievement of individual and Company performance targets, as well as comparisons of the NEO’s total compensation package to analogous Peer Group positions. See “Key Components of CEO/NEO Compensation — Long-Term Incentives — 2008 LTIP” below.

The Company’s comparable store sales improved through the first half of 2008, and then declined slightly in the second half of the year, primarily as a result of the substantial downturns in the national economy and consumer spending in the third and fourth quarters of 2008. Due to a significant decline in the Company’s stock price since emergence from bankruptcy and particularly in the second half of 2008, all stock options outstanding have exercise prices significantly higher than the current market price of the Company’s common stock and restricted stock units and stock-only stock appreciation rights (“SOSARs”) held by the Company executives have greatly reduced in value since grant date (as measured by the grant date common stock price versus current stock price). The Committee recognizes the present erosion of the efficacy of the Company’s current outstanding equity-based compensation to achieve the objectives of attracting, retaining and motivating executives and will take it into consideration in evaluating current and future compensation strategies.

Review of Compensation Against Peers.    The Compensation Committee, working with Compensation Strategies, Inc., an independent compensation consultant (the “Consultant”) hired by the Committee in 2006, and members of management, completed a comprehensive review in late 2007 of the key priorities for the Company’s executive compensation components and the competitiveness of then-current compensation programs at the Company, including whether actual compensation components used to date achieved the goals articulated by the Company. In the past, the Company has reviewed general retail market data to determine the competitiveness of its compensation levels. The review performed by the Consultant in the fourth quarter of 2007 included an evaluation of the competitiveness of the Company’s compensation for officers as compared to executive pay at 18 industry retail apparel peers (the “Peer Group”) selected in consultation with the Committee and the CEO, including:

Abercrombie & Fitch

Aeropostale, Inc.

American Eagle Outfitters

Ann Taylor Stores Corporation

Charming Shoppes, Inc.

Chicos FAS, Inc.

Coldwater Creek, Inc

(The) Childrens Place Retail Stores, Inc.

Coach, Inc.

The Gap, Inc. Guess, Inc. Jones Apparel Group, Inc Limited Brands, Inc. Liz Claiborne, Inc. Pacific Sunwear of California, Inc Polo Ralph Lauren Corporation (The) Talbots, Inc. Tween Brands, Inc.

Market data for the Peer Group was size-adjusted using statistical regression analysis to remove significant swings between raw data points, and to construct market pay levels commensurate with the Company’s comparative revenues to the Peer Group. The Consultant specifically evaluated the competitiveness of the Company’s then-current base salary and short-term incentives compared to those offered by the Peer Group and the prevalence of certain other components of compensation (benefits, change in control plans, perquisites, relocation programs and discounts) as compared to the Peer Group. Given that in 2007 the Company had no formal, annual long-term incentive program in place, no analysis of this component for the NEOs was performed, although a Peer Group analysis of long-term incentive compensation was provided by the Consultant as part of the discussion between the Committee, management and the Consultant regarding structure of a long-term equity incentive program.

Based on the Consultant’s evaluation, the Committee concluded that senior executive base salaries were generally at or slightly above the 50th percentile for the Peer Group, and target bonus levels (as a percentage of salary) were at or slightly above the 50th percentile of target bonus levels for peers, but the Company’s failure to pay bonuses on a consistent basis over the past several years, along with the lack of a structured long-term equity incentive program, resulted in the Company’s total compensation for senior executives being below the 50th  percentile as compared to the Peer Group’s compensation levels. The Committee then began discussions with the Consultant, the CEO, the Chief Human Resources Officer, and Compensation personnel on the structure of new short- and long-term incentive plans for the Company’s NEOs, and included the NEOs in discussions concerning such structure as it applied to their respective directly reporting eligible corporate employees, designed to reinforce the Company’s focus on a return to profitability and motivate future individual performance critical to the achievement of the Company’s long-term improved financial performance. In early 2009, management reviewed and presented a report to the Committee on the published compensation data for the Peer Group which concluded that the NEO base salaries were on average at the Peer Group median, and that the base salary of the CFO was below the median base salary for the Peer Group, unadjusted for company size. After taking into account Mr. Fiske’s voluntary 10% salary reduction in January 2009, Mr. Fiske’s base salary currently is slightly below the Peer Group median.

Key Components of CEO/NEO Compensation

Base Salary.    As noted above, the Company seeks to pay our NEOs base salaries at the 50th percentile of the Peer Group NEO compensation level. The Committee retains the ability to set actual base salaries based on an assessment of each NEO’s tenure, experience and skill set, as well as competitive and internal equitable considerations. Base salaries are reviewed and approved annually by the Committee.

NEO Base Salaries.    The Committee formulated salaries in 2007 for the then newly-hired CFO, General Counsel and Senior Vice Presidents of Human Resources and Sourcing and Supply by evaluating the candidates’

previous salary level, general market data for the area in which the Company’s headquarters are located, and the Peer Group base salary data for similar positions. The Committee also considered the level of salaries and other elements of compensation necessary to induce the selected candidates to accept offers with the Company, which was just commencing its turnaround. The Committee reviewed these salaries again in 2008 by evaluating general market data for the area in which the Company’s headquarters are located and the Peer Group base salary data for similar positions. A reorganization of corporate staff in 2008 resulted in realignment of some responsibilities amongst executives. The Senior Vice President, Customer Experience and Legendary Service was given a salary increase in recognition of past performance and expansion of responsibilities and a new Senior Vice President, General Merchandising Manager was promoted from within. In July 2008, the Senior Vice President, General Merchandising Manager was given a 5% salary increase in recognition of her performance and expansion of responsibilities and the salary of the CFO was adjusted in recognition of his added responsibilities, and to bring his salary closer to the 50th percentile for the area in which the Company’s corporate headquarters are located.

CEO Base Salary.    For the hiring of our new CEO in July 2007, the Committee evaluated the same factors identified above for the NEOs but focused specifically on Peer Group CEO base salaries, with greater weighting towards the level of salary and other compensation necessary to induce Mr. Fiske to accept the CEO position, given the Company’s poor historic sales performance, debt level and the long-term nature of a potential turnaround. In addition, as discussed below, the long-term equity incentive grants made to Mr. Fiske were structured specifically to reward long-term performance and encourage long-term retention. The Committee evaluated Mr. Fiske’s 2007 performance in March 2008, including his leadership, vision, merchandising strategy, financial results, team building and communication skills. The Committee concluded that Mr. Fiske’s performance was excellent but did not take action to increase his salary, based on the determination that his initial salary remained reasonable for the remainder of 2008, given the relatively short period of time that had elapsed since his hire date and the relatively early stage of the Company’s turnaround process. In March 2009, the Committee again concluded that Mr. Fiske’s 2008 performance was excellent after considering the merits of his leadership, talent management, communication skills, progress in rebuilding the Company brand, development and re-direction of merchandise content, and also the Company’s performance, which was improving until the abrupt decline in consumer spending in the second half of 2008. Despite the review, the Committee concluded that no base salary increase was appropriate after considering Mr. Fiske’s input and his effort to proactively manage the Company’s cost structure in the context of a deepening economic recession, including his personal voluntary pay reduction in late January 2009.

Annual Short-Term Incentives Programs.    In January 2008, the Committee and Board of Directors approved a new short-term incentive program (“STIP”) under which eligible corporate support employees, including NEOs could receive an annual cash incentive. The STIP was designed to encourage the NEOs, as well as other eligible corporate employees, to improve the performance of the Company through annual cash bonuses tied to achievement of overall Company performance objectives. We targeted the percentage of base salary that could be received in annual incentive bonus opportunities under the STIP at approximately the 50th percentile of the Peer Group’s target bonuses for the NEOs. The objectives of the STIP are to assure that incentive bonus awards represent at-risk compensation, to reward our NEOs and other eligible employees on the basis of corporate financial results on an annual basis, and to provide an incentive bonus award that is competitive with the market for each position.

The STIP provides for annual cash incentive payments if the Company achieves an annual target level of “Consolidated EBITDA”, which is defined in the Company’s $225 million Amended and Restated Term Loan Agreement (“Consolidated EBITDA”). The Committee, working with management, selected Consolidated EBITDA as the hurdle for STIP payments because it is a preexisting contractual metric, pursuant to the Company’s term loan credit facility, that approximates a cash profitability target for payment of short-term incentive compensation. The Company accrues, on a quarter-by-quarter basis, funding for the STIP if the Company’s overall Consolidated EBITDA for the quarter, on a cumulative basis, is on target based on the full-year projection. The Company accrues a percentage of the total estimated payout based upon the quarter’s proportionate cumulative contribution to full-year net revenues. Under the STIP for fiscal 2008, the target was set at $80 million in Consolidated EBITDA for full payout. In addition, for 2008, if 75% ($60 million) of the Consolidated EBITDA target was achieved, employees would have received approximately 25% of their target bonus, and if the Company achieved a Consolidated EBITDA of up to 141% of target, employees would have received up to approximately 200% of their target bonus. The Company did not hit either target due to the sharp downturn in the economy in the second half of 2008. If the target had been met (after funding of the accrual for STIP bonuses), corporate support employees would have received a bonus equal to from approximately 3% to 110% of their base salary, depending upon their position in the Company. The CEO receives 110% of his base salary, and all other NEOs receive 70% of their base salaries upon achievement by the Company of the Consolidated EBITDA target. The Committee intends for any payments under the STIP to constitute cash-denominated Performance Awards pursuant to the terms of the 2007 Amendment and Restatement to the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Plan”).

Long-Term Incentives.    In June 2007, the Company received stockholder approval for the 2005 Plan, and increased by 2,250,000 shares the number of shares available for grant under the 2005 Plan, to permit the grant of stock options, SOSARs and restricted stock units to eligible personnel, including our NEOs.

Executive New Hire Grants.    New hire grants made in 2007 were designed to attract the NEOs, focus their attention on the long-term performance of the business, and align our NEOs’ financial interests with those of our stockholders, by:

•	providing forfeiture of restricted stock units (“RSUs”) granted unless four years of continuous service are provided by the NEO; and

•	tying the vesting of certain stock options granted to the achievement of stock price targets.

CEO Grants.    Neil Fiske, our CEO, received equity grants at the time of his commencement of employment in 2007 comprised of 37,089 RSUs, calculated by dividing $500,000 by the 30-day average closing stock price for the Company’s common stock prior to his date of hire, with four-year cliff vesting; 100,000 stock options vesting ratably annually over four years; 600,000 performance options, one-half of which have a five-year term and vest if and when the Company’s common stock reaches $25 on the NASDAQ Global Market for 30 consecutive days, and one-half with a seven-year term, vesting if and when the Company’s common stock reaches $35 for 30 consecutive days.

The Committee designed the performance-based stock options specifically to align the CEO’s interests with that of stockholders and to provide long-term retention incentives to, and reward the CEO for improvement in the Company’s performance resulting in significant increases in the Company’s stock price on the NASDAQ Global Market.

Senior Officer Grants.    In August 2008, the newly hired Senior Vice President of Design received a new-hire inducement equity grant of 20,000 RSUs, with a four-year cliff vesting, and options to purchase 30,000 shares of stock, priced at the closing price on the start date of her employment, and vesting ratably over four years. New-hire equity grants made to the CFO, General Counsel and one Senior Vice President hired in the second half of 2007 were comprised of 11,000 RSUs, with four-year cliff vesting; 20,000 stock options, of which 20% vest ratably annually over four years and 80% were performance options, one-half of which have a five-year term and vest if and when the Company’s common stock reaches $25 on the NASDAQ Global Market for 30 consecutive days, and one-half with a seven-year term, vesting if and when the Company’s common stock reaches $35 for 30 consecutive days.

The new-hire inducement grants to the CFO, General Counsel and certain Senior Vice Presidents were made as inducement grants under an exception to shareholder approval for equity plans contained in Rule 4350 of the NASDAQ Marketplace Rules.

The Committee designed the performance-based stock options specifically to align the NEOs’ interests with that of stockholders and to provide long-term retention incentives to, and reward the NEOs for improvement in the Company’s performance resulting in significant increases in the Company’s stock price on the NASDAQ Global Market.

2008 LTIP.    The Committee believes that the inclusion of long-term equity incentive grants in the overall compensation package for key employees is critical to attraction and long-term retention of qualified key employees during the Company’s turnaround, because the Committee believes qualified individuals with talents necessary to effect the turnaround will view a long-term incentive grant as an attractive inducement to accepting employment, while aligning management’s interest in increasing the Company’s value with the shareholders. In the fourth quarter of 2007, the Committee, working with the Consultant and management, began structuring a long-term incentive program for annual grants of long-term equity incentives to eligible corporate support personnel. The final structure of the program was approved in January 2008. Under the newly-approved Long Term Incentive Program (“LTIP”), grant issuances are made annually. The level of grant to each NEO (and other executives) in 2008 was determined by an evaluation of performance during the prior year, as well as a comparison of the NEO’s compensation levels to those of equivalent positions in the Peer Group. In the future, the Committee, working with the CEO, will establish performance targets for each NEO, with the achievement of such targets, as well as the competitiveness of the total compensation package as compared to the Peer Group, being factors in the size of any annual equity grants made. The equity grants under the LTIP were intended to bring total compensation packages to closer to the 50th percentile of the Peer Group for total compensation, making the Company’s compensation packages more competitive with the Peer Group. Grant value is split equally between RSUs, with a cliff vesting after four years, and stock-only stock appreciation rights (“SOSARs”), which give the grantee the right to receive, in shares of the Company’s common stock, the difference between (x) the closing price of the Company’s stock on the date of grant multiplied by a specified number of SOSARs and (y) the closing price of the Company’s stock on the date of exercise, multiplied by the same specified number of SOSARs. The grantee will receive a number of shares of the Company’s common stock equal to the difference between the two amounts [(x) and (y) above], divided by the closing price of the stock on the date of exercise. SOSARs vest ratably annually over four years. The total number of SOSARs and RSUs granted will be determined based on the total amount of equity available for grant under the 2005 Plan, divided by the number of years until the Committee determines it advisable to seek approval for additional shares from the Company’s shareholders. Allocations of equity grants among eligible employees, including the NEOs, are made pursuant to recommendations of the CEO, working with the Chief Human Resources Officer and the Manager of Compensation, based upon evaluations of the 50th percentile for current total compensation of each NEO to Peer Group compensation for the equivalent position, as well as performance evaluations. The Company estimates that it only has sufficient stock in the 2005 Plan to make annual grants in 2009 to currently eligible employees (including the NEOs) and directors, without an increase in the shares available for grant under the 2005 Plan.

In determining the level of equity incentive awards that the Company will make in the future, the Committee is considering the impact of the decline in the Company’s stock price in the second half of 2008 on the objectives that it intended to achieve with past equity compensation awards, as well as the limited remaining pool of shares under the 2005 Plan available for future equity compensation grants.

In March 2008, a total of 277,520 RSUs and 529,481 SOSARs at $4.30 per share were granted under the LTIP. NEOs received the following grants:

	RSUs	SOSARs
Kimberly Berg	27,512	52,488
Tom Helton	13,756	26,244
Ann Perinchief	22,354	42,647
Marv Toland	24,073	45,927

In May 2008, Mr. Fiske was granted 25,000 RSUs and 25,000 SOSARs at $3.91 per share in recognition for his contributions to the Company’s improved performance during the prior 12 months, including progress in rebuilding brand identity, development of improved merchandise and marketing strategies, building the senior leadership team and significantly reducing selling, general and administrative expenses.

Other Benefits

Our NEOs participate in all broad-based employee benefit plans provided by the Company. These include but are not limited to a 401(k) savings plan and health and welfare insurance. In 2008, the Company contributed a matching amount to 401(k) participant accounts in an amount equivalent to 100% on the first 3%, plus 50% on the next 3% of participant account contributions. Effective March 1, 2009, the Company suspended its 401(k) employer-match as a cost reduction measure. In addition, the Company offers certain additional benefits to key executives, including our NEOs. These executive benefits include a change in control plan, executive long-term disability insurance, life insurance, a non-qualified deferred compensation plan and a perquisite allowance. Management, under the direction of the Committee, undertook a review in 2008 of the Company’s benefit plans and agreements with long-term compensation components to ensure compliance with the new requirements on deferred compensation arrangements imposed pursuant to Treasury Regulation 1.409(A) promulgated under Section 409(A) (“Section 409A”) of the Internal Revenue Code of 1986, as amended. As a result of such review, certain changes, discussed below, were made to the Company’s Senior Officer Change in Control Benefits Plan and Non-Qualified Deferred Compensation Plan, to Mr. Fiske’s employment agreement and to the Separation Agreement and Release with the Company’s former Chief Executive Officer, Fabian Månsson.

Change in Control Plan.    The Company has a change in control plan in which the NEOs and other key executives participate. The Board has determined that the change in control plan is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of these executives despite the possibility, threat or occurrence of a change in control of the Company. The Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Benefits Plan, which we refer to as the “Change in Control Plan,” is intended to diminish the distraction to our executives of the uncertainties and risks created by a threatened or pending “Change in Control” (as defined in the Change in Control Plan) and to provide the executives with compensation arrangements upon a Change in Control that provide the executives with financial security and that are competitive with the Peer Group.

The Change in Control Plan provides that during the period within six months prior to a Change in Control, but subsequent to such time as negotiations or discussions that ultimately lead to a Change in Control commenced, and two years following the date of a Change in Control, the executive shall be entitled to specified separation benefits if the executive’s employment is terminated by the Company other than for “Cause,” death, disability or retirement, or is terminated by the executive for “Good Reason” (each as defined in the Change in Control Plan). In such event, the Company will pay such executive a lump sum payment, within 15 days after the date of termination (and delayed for a period of time for individuals whose receipt may be impacted by the requirements of Section 409A), representing certain severance benefits (in lieu of further salary payments and in lieu of any severance benefits to which the executive would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management). These severance benefits for NEOs consist of: (i) his or her accrued and unpaid salary with respect to vacation days accrued but not taken through the date of termination; (ii) his or her accrued and unpaid base salary; (iii) any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the fiscal year in which the date of termination occurs; (iv) if the date of termination occurs subsequent to a fiscal year in which the Change in Control occurs, a pro-rated bonus equal to the product of (a) the greater of (1) (x) the executive’s target annual bonus amount under the AIP for the fiscal year in which the date of termination occurs and (y) the executive’s average annual bonus for the three full fiscal years prior to the date of termination, or such lesser number of fiscal years during which the executive was employed by the Company or an affiliate, and (2) the annual bonus amount under the AIP determined based on the performance to date for the performance period that includes the date of termination, multiplied by (b) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365; and (v) an amount equal to a “benefit multiplier” of 2.0 for Senior Vice Presidents of the Company (or 3.0 in the case of the CEO) multiplied by the sum of (a) the executive’s annual base salary plus (b) the greater of (1) his or her target annual bonus for the fiscal year in which the termination occurs and (2) the executive’s average annual bonus for the three full fiscal years prior to the date of termination, or such lesser number of fiscal years during which the executive was employed by the Company or an affiliate. In addition, such executive will receive: (i) continued health, medical, life and long-term disability insurance coverage for the executive and his or her family for a period equal to the executive’s benefit multiplier at substantially similar levels of coverage, or if the applicable plan, program, practice or policy does not permit the participation of the executive or his or her family, payment to the executive of an amount equal to the standard after-tax cost of such insurance coverage; and (ii) outplacement services for a period equal to the number of years of the executive’s benefit multiplier; provided, however, that the maximum aggregate amount of such outplacement services will not exceed $25,000 ($50,000 in the case of the CEO).

Upon a Change in Control, or in the event an executive’s employment is terminated prior to a Change in Control in a manner that entitles the executive to separation benefits under the previous paragraph, the executive shall be entitled to (i) the immediate vesting of all previously granted awards of stock options, SOSARs, restricted stock and restricted stock units under any equity compensation plan or arrangement maintained by the Company that are outstanding at the time of the Change in Control or date of termination, as the case may be; (ii) a long-term incentive amount equal to the greatest of (a) the executive’s target long-term incentive opportunity for each outstanding performance award in effect on the Change in Control date; (b) the average annual performance award payout, including any portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the executive was employed for less than 12 full months), the executive received from the Company, if any, during the three full fiscal years of the Company immediately preceding the Change in Control date, or such lesser number of fiscal years during which the executive was employed with the Company or any affiliate; and (c) the amount determined under the performance award based on the performance to date for the performance period that includes the Change in Control date; and (iii) an amount equal to the greater of (a) (1) the executive’s target annual bonus amount under the AIP for the performance period in which the Change in Control occurs and (2) the executive’s average annual bonus for the three full fiscal years prior to the Change in Control date, or such lesser number of fiscal years during which the executive was employed by the Company or an affiliate, and (b) the amount determined under the annual bonus based on the performance to date for the performance period that includes the Change in Control date.

In the case of the NEOs, the agreements also provide that if any payment by the Company results in excise tax under the parachute payment rules of Section 280G of the Code, then the executive is entitled to a gross-up payment so that the net amount retained will be equal to his or her payment less ordinary and normal taxes (but not less the excise tax).

In the event we pursue a strategic alternative, including a sale of the Company, the benefits under the Change in Control Plan may be triggered. Our Board of Directors may amend or terminate the Change in Control Plan at any time; provided, however, no modification or termination adversely affecting any participant will be effective unless such participant provides written consent or is given one year advance notice. In 2008, in compliance with Section 409A, the Change in Control Plan was amended to: (i) clarify the definition of “Good Reason”; (ii) clarify the method of payment and reimbursement of continued benefits for participants; and (iii) define the date on which reimbursements occur, if such reimbursements are treated as deferrals of compensation under Section 409A.

Executive Long-Term Disability Insurance.    Our NEOs participate in the Company’s executive long-term disability program. This plan provides up to 60% of salary replacement, to a maximum of $25,000 per month, for nonwork-related approved medical absences and is paid for by the Company.

Executive Life Insurance.    Our NEOs participate in the Company’s executive life insurance plan. This plan provides four times annual base salary, up to a maximum of $1.5 million, in the form of a death benefit. The Company pays the full cost of the program.

Non-Qualified Deferred Compensation.    Our NEOs are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan (“DCP”). The DCP provides each NEO the opportunity to defer up to 75% of his or her base salary and 100% of earned bonuses on a pretax basis. If an NEO elects to defer a portion of his or her compensation, such amount is allocated to either (i) an account that tracks the performance of our common stock or (ii) an account which pays a fixed rate of return (based on the 10 Year Treasury Note). If the former, each deferred amount is assigned a number of hypothetical shares of our common stock at the time of the deferral based on the fair market value of the common stock on that date. The value of the deferred amount fluctuates with the value of our common stock and may lose value. At the elected time pursuant to the nonqualified deferred compensation plan, the value of the deferred amount is paid to the NEO in cash. Currently, Mr. Fiske is the only NEO who participates in this plan. Under Mr. Fiske’s employment agreement (see Employment Agreements and Letters — Neil Fiske below), the Company made a contribution of $1.5 million to the DCP on Mr. Fiske’s behalf at the time of his hire, with the amount vesting over three years in three equal amounts of $500,000 each.

In 2008, the DCP was amended to: (i) identify circumstances following a termination of the DCP that require distribution in lump sum of participant accounts, and allowable periods for such distribution, and (ii) provide for delayed lump sum payments to “specified employees” (as defined in Section 409A) until the date that is the earlier of six months after such employee’s separation from service or his/her death.

Officer Relocation Benefits.    The Company offers relocation benefits to officers, which generally include temporary housing expenses and duplicate housing mortgage assistance for up to four months, and payment of moving expenses, commission on sale of primary residence and some closing costs arising from the purchase of new residence, together with tax related costs. The Committee intends the benefit to neutralize a candidate’s concerns with the economic impact of employment related relocation and considers it an important component in the creation of a competitive compensation offer by the Company.

Perquisite Allowance.    Our NEOs and certain other executives receive an executive perquisite allowance. This is to defray the cost of auto expenses and/or financial, tax and estate planning costs. The allowance is paid in equal installments along with the NEO’s regular paycheck and varies by individual. The perquisite allowance is offered to be competitive with the market and to continue to attract and retain highly qualified executive talent.

Employment and Separation Agreements.    During fiscal year 2008, the employment of each of Mr. Fiske, Mr. Helton and Ms. Boyer, former SVP, Merchandising, was subject to an employment agreement.

In June 2007, upon the hiring of Mr. Fiske as the Company’s new President and Chief Executive Officer, the Company and Mr. Fiske entered into an Employment Agreement dated June 12, 2007, with a term of three years, pursuant to which Mr. Fiske receives base salary, bonuses, and certain equity grants. The Employment Agreement since has been amended three times: first in August 2008, to extend the period for reimbursement of costs of relocation and closing costs on permanent housing; second in December 2008, to bring his agreement into compliance with Section 409A; and, once in January 2009, to evidence Mr. Fiske’s voluntary 10% reduction in base salary.

In July 2007, the Company hired Tom Helton as its Senior Vice President, Chief Human Resources Officer, and in connection therewith, entered into an employment letter pursuant to which Mr. Helton received certain guaranteed severance in the event that his employment was terminated under certain circumstances prior to the one year anniversary of his hire date.

On January 14, 2008, Ms. Boyer tendered her resignation, effective January 31, 2008. In connection with her resignation, the Company agreed to make certain payments, totaling $607,590, in accordance with her employment agreement dated July 12, 2004, and pursuant to a Separation Agreement, Waiver and Release, dated February 19, 2008.

The specifics regarding Mr. Fiske’s Employment Agreement, Mr. Helton’s employment letter and Ms. Boyer’s Separation Agreement, and change in control payments for the NEOs are described in the section titled “Employment Agreements; Termination and Change in Control Payments” below.

Deductibility of Executive Compensation

Certain awards made under the Company’s 2005 Plan qualify as performance-based compensation that will be fully deductible for federal income tax purposes under the $1 million cap rules of Section 162(m) of the Code. However, in order to design compensation programs that address the Company’s needs, the Company has not established a policy which mandates that all compensation must be deductible under Section 162(m). The 2008 payment to Mr. Fiske of a $600,000 bonus for 2007 guaranteed by his Employment Agreement, does not qualify as performance-based compensation under Section 162(m). For 2008, approximately $750,000 of compensation paid by the Company to Neil Fiske was not deductible under Section 162(m) because certain amounts received as base salary, perquisite allowance, bonus, and relocation and legal cost reimbursements did not qualify as performance-based compensation and exceeded $1 million.

Summary Compensation Table

The following table sets forth all compensation paid or earned by our CEO, CFO, and each of our other three most highly compensated executive officers (whose compensation exceeded $100,000 during the last fiscal year) for services rendered to us in the last three fiscal years, including the fiscal year ended January 3, 2009. In addition, disclosure is made for one additional individual (Kathleen Boyer) who, but for her resignation prior to the end of fiscal 2008, would have been considered an NEO.

	Name and Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	NonEquity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(3)	Total ($)
PEO-	Neil Fiske CEO(4)	2008 2007	1,112,010 528,846	— 1,200,000	(6)	144,199 61,174	1,305,037 619,798	— —	534,561 —	(5)	67,645 625,822	3,163,452 3,035,640
PFO-	Marv Toland CFO(7)	2008 2007	354,231 42,967	— —		39,348 2,442	32,362 1,480	— —	— —		29,586 2,529	455,527 49,418
A	Kimberly Berg(8) SVP General Merchandising Manager	2008 2007 2006	412,500 272,593 232,596	18,000 42,000 —	(9) (9)	136,106 226,354 288,476	61,970 45,360 45,360	— 10,157 —	— — —		24,779 20,186 19,621	653,355 616,650 586,053
C	Ann Perinchief SVP, Customer Experience and Legendary Service	2008 2007 2006	426,250 381,538 365,000	22,500 52,500 —	(10) (10)	282,239 528,160 673,111	108,374 105,840 105,840	— 22,126 —	— — —		31,439 31,698 29,647	870,802 1,121,862 1,173,598
D	Tom Helton SVP and Chief Human Resources Officer(11)	2008 2007	392,404 192,500	— 235,000		46,754 14,239	97,053 37,047	— —	— —		55,036 48,609	591,247 527,395
E	Kathleen Boyer(12) Former SVP Merchandising	2008 2007 2006	50,481 520,673 500,000	30,000 70,000 —	(13) (13)	(268,311 528,160 673,111)	(16,818 105,840 105,840)	— 30,172 —	— — —		628,553 34,047 33,704	423,905 1,288,892 1,312,655

(1)	Bonuses are reported in the year earned. Signing bonuses are reported in the year employment is accepted. Performance-based bonuses are earned in the year of performance. Retention-based bonuses are earned in the year vested.

(2)	The dollar amounts in these columns reflect the compensation expense/(income) recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009, in accordance with SFAS 123(R), and include amounts from awards granted prior to and during fiscal 2008. The assumptions used in the calculation of these amounts are included in “Note 13 — Notes to Consolidated Financial Statements”, with the exception that a forfeiture rate of 0% was assumed, other than for Ms. Boyer. Actual individual forfeitures in 2008 of certain awards made in 2005 to Ms. Boyer occurred as result of Ms. Boyer’s resignation prior to the full vesting of such awards, and such forfeitures impact the compensation expense/(income) only for the stock and option awards to Ms. Boyer.

(3)	Specifics of the components of “All Other Compensation” are contained in the table below.

(4)	Mr. Fiske became President and CEO of the Company as of July 9, 2007, and so had a partial year of compensation in 2007.

(5)	Consists of the vesting on July 9, 2008 of $500,000, which is the first of three equal installments of a Company-provided allocation in the aggregate of $1,500,000 credited to the Company DCP for Mr. Fiske’s benefit under the terms of Mr. Fiske’s Employment Agreement dated June 12, 2007, together with earnings accrued from July 9, 2007 to January 3, 2009 on such first installment. See “Employment Agreement and Letters — Neil Fiske.”

(6)	Consists of a $600,000 signing bonus and a $600,000 guaranteed performance bonus for fiscal 2007. The performance bonus was paid in 2008.

(7)	Mr. Toland was hired as Chief Financial Officer effective November 14, 2007, and therefore had a partial year of compensation in 2007.

(8)	Ms. Berg was promoted to Senior Vice President, General Manager Merchandising effective February 1, 2008.

(9)	Ms. Berg received a retention bonus of $60,000, payable in three installments in April and September 2007 and January 2008.

(10)	Ms. Perinchief received a retention bonus of $75,000, payable in three installments in April and September 2007 and January 2008.

(11)	Mr. Helton commenced employment as Senior Vice President, Chief Human Resources Officer on July 2, 2007, and therefore had a partial year of compensation in 2007. Mr. Helton received a $155,000 signing bonus in 2007 and a guaranteed performance bonus for fiscal 2007 of $80,000, paid in 2008. See “Employment Agreements and Letters — Tom Helton.”

(12)	Ms. Boyer resigned her position effective January 31, 2008, and therefore has a partial year of compensation for 2008.

(13)	Ms. Boyer received a retention bonus in 2007 of $100,000, payable in three installments in April and September 2007 and January 2008.

All Other Compensation shown in the above Summary Compensation table consists of the following:

	Name of Executive	Year	Perquisite Allowance	VIP Long Term Disability Premiums	Value of Supplemental Life Insurance Premiums	401(k) Contribution	Other		Other Cash Payments		Total
PEO-	Neil Fiske	2008	$20,385	$3,500	$2,304	$—	$41,456	(1)	$—		$67,645
		2007	9,615	1,458	768	—	613,981	(2)	—		625,822
PFO-	Marv Toland	2008	14,269	2,427	1,536	10,679	675	(3)	—		29,586
		2007	1,615	198	128	588	—		—		2,529
A.	Kimberly Berg	2008	13,992	3,436	1,536	5,115	700	(3)	—		24,779
		2007	11,000	2,695	1,521	4,720	250	(3)	—		20,186
		2006	11,000	2,435	1,437	4,749	—		—		19,621
B.	Ann Perinchief	2008	14,269	3,500	2,243	10,752	675	(3)	—		31,439
		2007	14,000	3,499	2,247	11,702	250	(3)	—		31,698
		2006	14,000	3,500	2,247	9,900	—		—		29,647
C.	Tom Helton	2008	25,961	2,695	1,536	—	24,844	(3)(4)	—		55,036
		2007	12,500	1,123	640	—	34,346	(3)(5)	—		48,609
D.	Kathleen Boyer	2008	1,730	292	384	2,521	6,139	(3)(6)	617,487	(7)	628,553
		2007	18,000	3,500	2,304	10,043	200	(3)	—		34,047
		2006	18,000	3,500	2,304	9,900	—		—		33,704

(1)	Consists of $23,508 in temporary housing, $8,454 reimbursement of related tax costs, and $9,494 in travel costs.

(2)	Consists of $38,676 for temporary housing, $567,817 for security in response to a work-related threat of violence and $7,488 for travel costs.

(3)	Company-paid parking costs.

(4)	Consists of $9,151 in moving expenses, $3,291 reimbursement of related tax costs and $11,727 in household shipping costs.

(5)	Consists of $21,409 in temporary housing expenses, $8,937 reimbursement of related tax costs, $2,025 in travel costs and $1,826 in storage costs.

(6)	Company-paid medical and dental insurance premiums paid in conjunction with Separation Agreement.

(7)	Consists of $597,590 in severance related pay, $10,000 in relocation reimbursements and $9,897 in accrued and unpaid vacation.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding the grant of plan-based awards made during the fiscal year ended January 3, 2009, to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise of Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
PEO-Neil Fiske(3)	—	302,500	1,210,000	2,420,000	—	—	—	—	—	—	—	—
	5/2/08	—	—	—	—	—	—	25,000	—	—	3.91	97,750
	5/2/08	—	—	—	—	—	—	—	25,000	—	3.91	52,750

PFO-Marv Toland(4)	—	63,000	252,000	504,000	—	—	—	—	—	—	—	—
	3/19/08	—	—	—	—	—	—	24,073	—		4.30	103,514
	3/19/08	—	—	—	—	—	—	—	45,927	—	4.30	106,091

A. Kimberly Berg(5)	—	73,500	294,000	588,000	—	—	—	—	—	—	—	—
	3/19/08	—	—	—	—	—	—	27,512	—	—	4.30	118,302
	3/19/08	—	—	—	—	—	—	—	52,488	—	4.30	121,247

C. Ann Perinchief(6)	—	74,375	297,500	595,000	—	—	—	—	—	—	—	—
	3/19/08	—	—	—	—	—	—	22,354	—	—	4.30	96,122
	3/19/08	—	—	—	—	—	—	—	42,647	—	4.30	98,515

D. Tom Helton(7)	—	67,375	269,500	539,000	—	—	—	—	—	—	—	—
	3/19/08	—	—	—	—	—	—	13,756	—	—	4.30	59,151
	3/19/08	—	—	—	—	—	—	—	26,244	—	4.30	60,624

D. Kathleen Boyer	—	—	—	—	—	—	—	—	—	—	—	—

(1)	Specified targets were not met for 2008 and no STIP payouts were made. Under the 2008 STIP, bonuses were funded from a payout pool once specified targets based on consolidated EBITDA were exceeded. The funding of this pool equates to roughly 100% of payout target. The threshold, target and maximum is based on the target percentage of base salary for bonus calculations set for the individual NEO multiplied by the annual base salary at fiscal year end. For disclosure of the material features of the STIP and funding thereof, see “2008 STIP”.

(2)	For disclosure concerning the features of stock-only stock appreciation rights see “2008 LTIP”.

(3)	Mr. Fiske received a grant on May 2, 2008 of 25,000 RSUs with a four year cliff vest and 25,000 SOSARs vesting ratably over four years beginning on the first anniversary of the grant date.

(4)	Mr. Toland received a grant on March 19, 2008 of 24,073 RSUs with a four year cliff vest and 45,927 SOSARs vesting ratably over four years beginning on the first anniversary of the grant date with a ten year expiration date.

(5)	Ms. Berg received a grant on March 19, 2008 of 27,512 RSUs with a four year cliff vest and 52,488 SOSARs vesting ratably over four years beginning on the first anniversary of the grant date with a ten year expiration date.

(6)	Ms. Perinchief received a grant on March 19, 2008 of 22,354 RSUs with a four year cliff vest and 42,647 SOSARs vesting ratably over four years beginning on the first anniversary of the grant date with a ten year expiration date.

(7)	Mr. Helton received a grant on March 19, 2008 of 13,756 RSUs with a four year cliff vest and 26,244 SOSARs vesting ratably over four years beginning on the first anniversary of the grant date with a ten year expiration date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the NEOs, certain information regarding outstanding equity awards on January 3, 2009.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
PEO- Neil Fiske(2)	7/9/07	25,000	75,000	—	13.48	7/9/2017	37,089	28,188	—	—
	7/9/07	—	300,000	—	13.48	7/9/2012	—	—	—	—
	7/9/07	—	300,000	—	13.48	7/9/2014	—	—	—	—
	5/2/08	—	—	—	—	—	25,000	19,000	—	—
	5/2/08	—	25,000	—	3.91	5/2/2018	—	—	—	—

PFO- Marv Toland(3)	11/14/07	1,000	3,000	—	6.90	11/14/2017	11,000	8,360	—	—
	11/14/07	—	8,000	—	6.90	11/14/2012	—	—	—	—
	11/14/07	—	8,000	—	6.90	11/14/2014	—	—	—	—
	3/19/08	—	—	—	—	—	24,073	18,295	—	—
	3/19/08	—	45,927	—	4.30	3/19/2018	—	—	—	—

A. Kimberly Berg(4)	11/3/05	15,750	—	—	23.37	11/3/2015	—	—	—	—
	3/19/08	—	—	—	—	—	27,512	20,909	—	—
	3/19/08	—	52,488	—	4.30	3/19/2018	—	—	—	—

B. Ann Perinchief(5)	11/3/05	36,750	—	—	23.37	11/3/2015	—	—	—	—
	3/19/08	—	—	—	—	—	22,354	16,989	—	—
	3/19/08	—	42,647	—	4.30	3/19/2018	—	—	—	—

C. Tom Helton(6)	7/2/07	14,500	43,500	—	12.75	7/2/2017	11,000	8,360	—	—
	3/19/08	—	—	—	—	—	13,756	10,455	—	—
	3/19/08	—	26,244	—	4.30	3/19/2018	—	—	—	—

D. Kathleen Boyer(7)	—	—	—	—	—	—	—	—	—	—

(1)	Market value based on the closing price on the NASDAQ Global Market on January 2, 2009, the last business day in fiscal year 2008, which was $0.76.

(2)	On July 9 2007, Mr. Fiske received 100,000 stock options vesting ratably over four years with a ten-year expiration date, and two 300,000 option grants, each performance based, vesting on the achievement of a $25 and $35 per share stock price for 30 consecutive days and expiring in five and seven years, respectively. Both the 100,000 time-vested options and 600,000 performance-based options have a strike price of $13.48, which was the 30-day average closing price prior to Mr. Fiske’s date of hire. Of the 100,000 time-vested stock options, 25,000 vested and became exercisable on July 9, 2008. On May 2, 2008, Mr. Fiske received an additional grant of 25,000 SOSARs at $3.91 per share vesting ratably over four years with a ten year expiration date and 25,000 RSUs with a four-year cliff vest.

(3)	On November 14, 2007, Mr. Toland received 4,000 stock options vesting ratably over four years with a ten-year expiration date, and two 8,000 option grants, each performance based, vesting on the achievement of a $25 and $35 per share stock price for 30 consecutive days and expiring in five and seven years, respectively. 1,000 of the 4,000 stock options vested and became exercisable on November 14, 2008. On March 19, 2008, Mr. Toland received an additional grant of 45,927 SOSARs at $4.30 per share vesting ratably over four years with a ten year expiration date and 24,073 RSUs with a four-year cliff vest.

(4)	Ms. Berg’s remaining 3,938 stock options from her November 3, 2005 grant vested and became exercisable on November 3, 2008, and her remaining 9,750 RSUs from her November 3, 2005 grant vested on July 1, 2008, which settlement was delayed to August 14, 2008. On March 19, 2008, Ms. Berg received an additional grant of 52,488 SOSARs at $4.30 per share vesting ratably over four years with a ten year expiration date and 27,512 RSUs with a four-year cliff vest.

(5)	Ms. Perinchief’s remaining 9,188 stock options from her November 3, 2005 grant vested and became exercisable on November 3, 2008, and her remaining 22,750 RSUs from her November 3, 2005 grant vested on July 1, 2008, which settlement was delayed to August 14, 2008. On March 19, 2008, Ms. Perinchief received an additional grant of 42,647 SOSARs at $4.30 per share vesting ratably over four years with a ten year expiration date and 22,354 RSUs with a four-year cliff vest.

(6)	On July 2, 007 Mr. Helton received 58,000 stock options with an exercise price of $12.75 per share vesting ratably annually over four years with a ten-year expiration date. 14,500 of the 58,000 vested and became exercisable on July 2, 2008. On March 19, 2008, Mr. Helton received an additional grant of 26,244 SOSARs at $4.30 per share vesting ratably over four years with a ten year expiration date and 13,756 RSUs with a four-year cliff vest.

(7)	Ms. Boyer resigned effective January 31, 2008, and all unvested options and restricted stock units were forfeited at such time. Ms. Boyer did not exercise vested stock options prior to their expiration, which occurred three months after her resignation.

Option Exercises and Stock Vested

The following table sets forth, for each of the NEOs, the amounts received upon the exercise of options or similar instruments, and the vesting of restricted stock or similar instruments, during the fiscal year ended January 3, 2009.

			Option Awards		Stock Awards
Name			Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
PEO-	Neil Fiske	2008	—	—	—	—
PFO-	Marv Toland	2008	—	—	—	—
A.	Kimberly Berg	2008	—	—	9,750	39,683	(1)
B.	Ann Perinchief	2008	—	—	22,750	92,593	(1)
C.	Tom Helton	2008	—	—	—	—
D.	Kathleen Boyer(2)	2008	—	—	—	—

(1)	RSUs held by NEOs, including Ms. Berg and Ms. Perinchief, vested on July 1, 2008 (based on a price of $4.07 per share). However, as a result of certain trading restrictions, the Company offered the NEOs the opportunity to defer settlement of the RSUs and issuance of the underlying stock until August 14, 2008. Ms. Berg and Ms. Perinchief deferred settlement of the RSUs until August 14, 2008. The value realized by each of Ms. Berg and Ms. Perinchief at the August 14, 2008 settlement date (based on a closing price of $6.74 per share) was $65,715 and $153,335, respectively.

(2)	Ms. Boyer resigned effective January 31, 2008, and all 9,188 unvested options and 22,750 RSUs were forfeited at such time. Ms. Boyer did not exercise remaining vested stock options in the aggregate amount of 27,562 prior to their expiration three months, which occurred after her resignation.

Nonqualified Deferred Compensation

The following table sets forth for each of the NEOs the contributions and earnings with respect to the Company’s DCP for the fiscal year ended January 3, 2009

Name of Executive		Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year($)		Aggregate Withdrawals Distributions	Aggregate Balance at Last Fiscal Year End($)
PEO	Neil Fiske(1)	500,000	—	34,561	(2)	—	534,561
PFO	Marv Toland	—	—	—		—	—
A.	Kimberly Berg	—	—	—		—	—
B.	Ann Perinchief	—	—	—		—	—
C.	Tom Helton	—	—	—		—	—
D.	Kathleen Boyer	—	—	—		—	—

(1)	A Company-provided allocation of $1,500,000 (the “Deferred Compensation Award”) was credited to a Company contribution account on behalf of Mr. Fiske on his hire date July 9, 2007 (the “Start Date”). The Deferred Compensation Award vests in three equal installments on each of the three consecutive anniversaries. The first installment of $500,000 together with earnings thereon from July 9, 2007 through January 3, 2009, are reported above under Aggregate Balance at Last Fiscal Year End, and also in the Summary Compensation Table for 2008 under Change in Pension Value & Nonqualified Deferred Compensation Earnings. The account balance will be paid to Mr. Fiske on the third anniversary of his Start Date. If Mr. Fiske leaves the Company voluntarily before a vesting date, he will forfeit any unvested portion of the balance including any interest that has been credited to the account based on the unvested value. In the event his employment is terminated by the Company for reasons other than misconduct or he terminates for “Good Reason” before the third anniversary of his date of hire, his deferred compensation award including interest earned on the vested portion will become vested on a pro rata basis equal to the percentage determined by dividing (x) the sum of : (i) the number of full months of completed service (based on the anniversary of his start date), plus (ii) 12 months, by (y) 36 months. The amount will be distributable as soon as practical, but in no event earlier than six months following termination as a key employee. In the event his employment terminates on account of death or disability or if he continues to be employed upon the occurrence of a Change in Control, his deferred compensation award will become fully vested and immediately distributable. Distribution will be in the form of a lump sum. For disclosure of general material features of the DCP, see “Nonqualified Deferred Compensation” above.

(2)	Mr. Fiske selected as his investment option an account which pays a fixed rate of return based on the Ten Year Treasury Note. Interest is accrued and credited on a quarterly basis, and is readjusted annually based on the prior year September monthly average for a 10 Year Treasury Note. For 2008, the interest was fixed at 1.1113% quarterly, 4.52% annualized. For 2007, the interest was fixed at 1.1379% quarterly, 4.63% annualized.

Employment Agreements and Letters; Termination and Change in Control Payments

During fiscal 2008, we had employment agreements or letters with Neil Fiske, President and Chief Executive Officer and Tom Helton, Senior Vice President and Chief Human Resources Officer, and an employment agreement with Kathleen Boyer, former SVP, Merchandising, who resigned in January 2008. The Company entered into a Separation Agreement with Ms. Boyer upon her resignation. Each of these agreements provides for payments upon certain termination events. In addition, each of our current NEOs is eligible to participate in the Change in Control Plan, which was established in November 2005, and amended and restated in June 2006, and amended for Section 409A in December 2008. For a description of the Change in Control Plan, see “Compensation Discussion and Analysis — Other Benefits — Change in Control” above. Fabian Månsson, former President, Chief Executive Officer and a director, resigned in February 2007, and the separation agreement connected to his resignation obligated the Company to make certain payments to him, as described below under Other — Fabian Månsson.

Neil Fiske

Salary and Equity.    Under the terms of the Employment Agreement with Mr. Fiske, Mr. Fiske’s annual salary is $1,100,000 and he is eligible to earn annual target bonuses of 110% of salary, based on achieving specific target performance criteria. The target bonus opportunity ranges from 0% to 200% of base salary. As provided by the terms of his Employment Agreement Mr. Fiske received a sign-on bonus in the amount of $600,000, and a guaranteed 2007 performance bonus in the amount of $600,000 paid in 2008. Mr. Fiske was entitled to receive reimbursement for certain legal fees, up to a maximum of $20,000, in connection with negotiating his agreement with the Company, as well as reasonable relocation expenses and a relocation bonus of up to $200,000 if Mr. Fiske incurs a loss on the sale of his personal residence in Columbus, Ohio. The Company and Mr. Fiske entered into the First Amendment to Employment Agreement on August 5, 2008, providing for an extension through July 8, 2009 of coverage of temporary housing expenses, house hunting costs and the reimbursement of relocation costs, together with commuting costs between Seattle and Columbus, and an extension through July 8, 2010 of the coverage of closing costs for the purchase of a permanent residence, the moving allowance and the relocation bonus for coverage of loss from the sale of his current residence.

On December 31, 2008, the Company and Mr. Fiske entered into the Second Amendment to Letter Agreement. The Letter Agreement provided that, under certain circumstances, severance benefits would be governed by the provisions of the CIC Plan, unless the CIC Plan was modified in a manner that would result in a reduction of severance benefits payable, in which case the terms of the Letter Agreement would control. Under the terms of the Letter Agreement, in the event of termination of employment by Mr. Fiske for Good Reason, or by the Company for reasons other than misconduct, and in the absence of a change in control, Mr. Fiske would be entitled to benefits including an amount equal to two times salary and bonus, and in the event of termination in change of control circumstances, three times salary and bonus. In order to comply with Section 409A, the Letter Agreement has been amended to: (i) conform the definition of “Change in Control” therein to the definition provided in Section 409A; and (ii) change severance payments from periodic to lump-sum.

In January 2009, as part of the cost reductions being taken by the Company, Mr. Fiske requested and the Board agreed to reduce his base salary by 10% for the remainder of 2009, as reflected by the Third Amendment to Letter Agreement dated January 29, 2009.

DCP Contribution.    Mr. Fiske is entitled to a Company-provided allocation of $1,500,000 (the “Deferred Compensation Award”) to be credited to a Company contribution account for his benefit under the terms of the Company’s Non-Qualified Deferred Compensation Plan. The Deferred Compensation Award vests in three equal installments of one-third of the account balance on each of the first three anniversaries of the Start Date, and $500,000 was credited to a deferred compensation account for Mr. Fiske in July 2008.

Termination without Cause.    If Mr. Fiske’s employment is terminated during the term of the Agreement by the Company for other than Misconduct (as defined in the Agreement), or by Mr. Fiske for Good Reason (as defined in the Agreement), he is entitled to accrued but unpaid bonuses, severance pay, payable in monthly installments, equal to two times base salary and target bonus, payable over 24 months, accelerated vesting of the restricted stock units and stock options and group health continuation coverage, in addition to accrued but unpaid base salary, accrued vacation and unpaid business expense reimbursements.

Change In Control.    If Mr. Fiske is employed by the Company upon the occurrence of a change in control, Mr. Fiske’s restricted stock units will become fully vested, the time vested stock options and SOSARs will become immediately exercisable, the Deferred Compensation Award will become fully vested and immediately distributable and the performance based options will vest if the per share consideration in the change in control is equal to or exceeds the $25 or $35 vesting thresholds. If Mr. Fiske’s employment is terminated within 24 months of a change in control, he will be entitled to severance pay equal to three times base salary plus three times the target bonus, payable in lump sum.

As part of his Agreement, Mr. Fiske is subject to confidentiality obligations, a covenant not to solicit or hire management personnel of the Company, and a 24-month noncompetition covenant pursuant to which Mr. Fiske may not work for certain identified retail competitors of the Company. As an officer of the Company, Mr. Fiske is entitled to participate in the Company’s executive benefit plans and programs.

Tom Helton

Salary and Equity.    Under the terms of the employment letter with Mr. Helton, Mr. Helton’s annual salary is $385,000; he is eligible to earn annual target bonuses of 70% of base salary, based on achieving specific individual and Company target performance criteria, reimbursement for certain reasonable relocation expenses, and $25,000 annual perquisite allowance payable bi-monthly. As an officer of the Company, Mr. Helton is entitled to participate in the Company’s executive benefit plans and programs.

Kathleen Boyer

Separation Agreement with Kathleen Boyer.    On January 14, 2008, Ms. Boyer resigned from her position as Senior Vice President, Chief Merchandising Officer, effective January 31, 2008. In connection with Ms. Boyer’s resignation, the Company and Ms. Boyer entered into a Separation Agreement, Waiver and Release, which provided for the payment to Ms. Boyer of the following amounts, which are substantially the amounts Ms. Boyer was entitled to receive in the event of termination without Cause under her employment letter agreement entered into July 12, 2004: (i) accrued but unpaid compensation through January 31, 2008 and severance compensation; (ii) unused benefits, such as vacation days through January 31, 2008; (iii) 105% of Ms. Boyer’s annual base salary of $525,000 and the average of bonuses paid for the preceding two years; and (iv) a relocation payment of $10,000.

Other — Fabian Månsson

Separation Agreement with Fabian Månsson. The Company believes that the amount of payment made to Mr. Månsson as contractually required pursuant to the terms of his Separation Agreement and General Release makes disclosure hereunder appropriate, although not required. Mr. Månsson was not a Named Executive Officer or Director at any time during fiscal 2008, having resigned from his position as Chief Executive Officer and President of the Company and as a member of the Board of Directors of the Company effective February 9, 2007. In connection with such resignation, the Company and Mr. Månsson entered into Separation Agreement and Release. Pursuant to the terms of the Separation Agreement and Release, in 2008 the Company paid Mr. Månsson $2,092,930, an amount equivalent to his base annual salary plus bonus, plus certain residential closing costs and shipping fees related to Mr. Månsson’s relocation. In December 2008, the Separation Agreement and General Release with Mr. Månsson was amended to conform with Section 409A to (i) delete a date that has already occurred for performance of certain obligations previously performed, and (ii) modify provisions relating to medical benefits, which were no longer available to Mr. Månsson in any event, to prohibit limitation of the amount eligible for reimbursement of payment in one calendar year from affecting the amount eligible in any other calendar year, and to limit the nature and timing of payment of medical expenses and reimbursements.

Eddie Bauer Termination Benefits

For purposes of the following termination benefits table, we have assumed that as of January 3, 2009, no NEO had (i) accrued and unpaid base salary, (ii) accrued and unpaid salary with respect to vacation days accrued but not taken through the date of termination, and (iii) any amounts or benefits earned, accrued or owing under any Company plan or program, which we collectively refer to as the “Accrued Compensation.” Upon a termination “By Company for Cause” or “By Officer Without Good Reason,” NEOs are entitled solely to Accrued Compensation. Since we have assumed that no Accrued Compensation is owing as of January 3, 2009, we have not included these termination amounts in the table below. After Ms. Boyer’s resignation in January 2008, she was not eligible to receive payments upon a Change in Control, and therefore is not included within the Change of Control information below. Mr. Fiske’s employment agreement provides for severance benefits upon certain non-change in control termination events. The supplemental severance benefits provided under Mr. Helton’s employment letter agreement expired in July 2008.

Name	Separation Benefit(1)	Value of Accelerated Equity Awards(2)	Deferred Compensation(3)	Excise Tax Gross Up(4)	Life Insurance Proceeds(5)	Long- Term Disability Payments	Total
Neil Fiske
By Company Without Cause	$4,652,042	$17,030	$861,238	$—	$—	$—	$5,530,310
By Officer for Good Reason	$4,652,042	17,030	861,238	—	—	—	5,530,310
Change in Control	$8,238,063	47,188	1,069,123	3,024,980	—	—	12,379,354
Death	$—	47,188	1,069,123	—	1,500,000	—	2,616,311
Disability	$—	47,188	1,069,123	—	—	5,325,000	6,441,311
Marv Toland
By Company Without Cause	$—	—	—	—	—	—	—
By Officer for Good Reason	$—	—	—	—	—	—	—
Change in Control	$1,530,168	26,655	—	579,613	—	—	2,136,436
Death	$—	—	—	—	1,440,000	—	1,440,000
Disability	$—	—	—	—	—	3,798,000	3,798,000
Kimberly Berg
By Company Without Cause	$—	—	—	—	—	—	—
By Officer for Good Reason	$—	—	—	—	—	—	—
Change in Control	$1,770,486	20,909	—	627,506	—	—	2,418,901
Death	$—	—	—	—	1,500,000	—	1,500,000
Disability	$—	—	—	—	—	6,532,999	6,532,999
Ann Perinchief
By Company Without Cause	$—	—	—	—	—	—	—
By Officer for Good Reason	$—	—	—	—	—	—	—
Change in Control	$1,793,318	16,989	—	—	—	—	1,810,307
Death	$—	—	—	—	1,500,000	—	1,500,000
Disability	$—	—	—	—	—	2,811,814	2,811,814
Tom Helton
By Company Without Cause	$—	—	—	—	—	—	—
By Officer for Good Reason	$—	—	—	—	—	—	—
Change in Control	$1,626,295	18,815	—	—	—	—	1,645,110
Death	$—	—	—	—	1,500,000	—	1,500,000
Disability	$—	—	—	—	—	924,000	924,000

(1)	All the NEOs are covered by the Company’s Change in Control Plan. Unvested equity grants vest upon a change-in-control, while cash severance and medical benefits coverage are only paid following a change in control if there is an involuntary termination without Cause or voluntary termination for Good Reason (as defined in the Plan). Neil Fiske’s employment agreement provides severance benefits following non-change-in-control termination.

(2)	Under the terms of Mr. Fiske’s employment agreement, upon an involuntary not for cause termination or a voluntary for good reason separation, a portion of his restricted stock and time-vested stock options’ vesting will accelerate. Upon termination as a result of death or disability, the vesting of all unvested restricted stock and time-vested stock options accelerates.

(3)	Following a change-in-control or upon termination resulting from death or disability, all of Mr. Fiske’s unvested deferred compensation balance vest. Upon an involuntary termination not for cause or a voluntary termination for good reason, a portion of Mr. Fiske’s unvested deferred compensation balance vests.

(4)	All NEOs are eligible to receive tax gross-ups should they be subject to excise tax following a change in control. Ms. Perinchief’s and Mr. Helton’s change in control payment calculations do not trigger excise tax under the current assumptions. If it is determined that Mr. Fiske is entitled to a gross-up payment and a reduction in change in control benefit payments by $50,000 or less would eliminate his excise tax liability, benefit amounts payable shall be reduced so that excise tax does not apply.

(5)	Up to four times base salary, with maximum benefit capped at $1.5 million.

Director Compensation

In 2008, directors were entitled to receive the following compensation for service on the Company’s Board of Directors and committees of the Board:

Payment Classification	Amount Per Period	Payable
Director Retainer	$65,000/year	Quarterly in advance
2005 Initial Option Grant	$150,000 in value(1)	One-time option grant
Director Annual Equity Grants	$100,000 in RSUs(2)	Annually after annual meeting
Chair of the Board	$65,000/year	Quarterly in advance
Board meeting fee	$1,500/mtg	Quarterly in arrears
Committee meeting fee	$1,250/mtg	Quarterly in arrears
Chair of Audit Committee	$20,000/year	Quarterly in advance
Chair of Compensation Committee	$15,000/year	Quarterly in advance
Chair of Nominating and Corporate Governance Committee	$10,000/year	Quarterly in advance

(1)	Members of the Board in 2005 received an initial grant of stock options in 2005 equal to $150,000 on the date of grant, based on the closing price of the Company’s common stock on the date of grant. No additional stock options have been granted.

(2)	Board members received an annual grant of RSUs in 2008 equal to $100,000 on the date of grant, based on the closing price of the Company’s common stock on the NASDAQ market on such day. RSUs vest ratably over three years.

Non-employee directors may, at their election, defer any portion of or their entire cash retainer, meeting fees and any other fees under our nonqualified deferred compensation plan. Directors also may defer, at the time of grant, RSUs granted to the deferred compensation plan, provided the deferral is made at least 12 months prior to the date of vesting. When a director elects to defer a portion of his or her cash compensation such amount is allocated to an account that tracks the performance of our common stock. Each deferred amount is assigned a number of hypothetical shares of our common stock at the time of the deferral based on the fair market value of the common stock on that date. The value of the deferred amount fluctuates with the value of our common stock and may lose value. At the elected time pursuant to the nonqualified deferred compensation plan, the value of the deferred amount is paid to the director in cash. Deferrals of RSUs are tracked in share amounts and the shares reflected in the deferred RSUs are distributed to the director at the elected distribution time.

Effective as of January 1, 2009, in recognition of the difficult economic times and to facilitate a cost-reduction program announced by the Company in January 2009, the Board eliminated all meeting fees, fees for chairs of the Board and committees, and reduced the value of the annual Board equity grants from $100,000 to $80,000. In addition, the Board suspended for 2009 the Board annual equity grant.

The following summarizes the compensation paid by the Company to each non-employee director for the fiscal year ended January 3, 2009. Mr. Fiske, as an employee of the Company, does not receive compensation for services on the Board of Directors. Messrs. Comstock and Galloway were elected to the board in April 2009, and received no board service compensation in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total ($)
William End	$78,000	$101,107	$56,051	—	$(240,923)	$—	$(5,765)
John Brouillard	96,750	101,107	56,051	—	(44,227)	—	209,681
Neil Fiske(6)	—	—	—	—	—	—	—
Howard Gross	80,500	129,075	56,051	—	(33,103)	38,357	270,880
Paul Kirincic	86,750	101,107	56,051	—	(22,251)	5,808	227,465
William Redmond	82,750	53,822	—	—	—	16,924	153,496
Kenneth Reiss	102,375	101,107	56,051	—	—	39,663	299,196
Laurie Shahon	99,250	101,107	56,051	—	—	39,663	296,071
Edward Straw	81,750	101,107	56,051	—	(22,103)	19,837	236,642
Stephen Watson	99,250	101,107	56,051	—	—	39,663	296,071

(1)	The dollar amounts in these columns reflect the compensation expense/(income) recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009, in accordance with SFAS 123(R), and include amounts from awards granted prior to and during fiscal 2008. The assumptions used in the calculation of these amounts are included in “Note 13 — Notes to Consolidated Financial Statements”.

(2)	At January 3, 2009, each non-employee director held 33,111 stock units with the exception of Mr. Gross and Mr. Redmond, who held 39,472 and 30,599 RSUs, respectively.

(3)	At January 3, 2009, each non-employee director held options to purchase 17,000 shares of the Company’s common stock, with an exercise price of $23.37 per share with the exception of Mr. Redmond, who held no stock options.

(4)	Change in value of deferred compensation indexed to performance of our common stock.

(5)	Value of RSUs received in prior years at settlement dates in 2008.

(6)	Mr. Fiske, as an employee, does not receive compensation for his service on the Board of Directors.

Share Ownership Guidelines.    The Board of Directors has established a formal share ownership guidelines for members of the Board of Directors equal to five times each Board member’s annual retainer based on the price paid on the date of purchase, to be achieved within five years from the later of implementation of the policy or commencement of Board service. The Board has not established formal ownership guidelines for the Company’s NEOs; however, the Company will explore implementing formal share ownership guidelines for NEOs in the future.

REPORT OF THE COMPENSATION COMMITTEE

The information in this Compensation Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report.

The Compensation Committee

Stephen E. Watson (Chair)
John C. Brouillard
Paul E. Kirincic

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, the Compensation Committee of our Board of Directors consisted of Stephen E. Watson, John C. Brouillard and Paul E. Kirincic. None of our directors, other than Howard Gross, who served as Interim Chief Executive Officer from February 9, 2007 to July 9, 2007 and Neil Fiske , who is our current President and Chief Executive Officer, has at any time served as an officer or employee of Eddie Bauer or any of its subsidiaries. None of our executive officers served as a member of the Board of Directors or Committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Committee.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving in advance all related party transactions that are referred to the Audit Committee by management, which would require disclosure pursuant to the SEC rules, and other related-party transactions required by Company policy to be reviewed and approved.

We request and receive questionnaires from all members of management and our Board regarding transactions that would be considered related party transactions. Except as disclosed below, neither our directors or executive officers, nor, to our knowledge, any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal 2008, or which is presently proposed.

We believe, based on our reasonable judgment, but without further investigation, that the terms of each of the following transactions or arrangements between us and our affiliates, officers, directors or stockholders which were parties to the transactions were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.

Donald Perinchief’s Employment

Donald Perinchief, the husband of Ann Perinchief, one of our NEOs, currently is employed, and was employed during fiscal year 2008, as Vice President, Licensing. In 2008, the Company paid Mr. Perinchief a base salary of $229,308. On March 19, 2008, Mr. Perinchief received a grant of 16,403 SOSARs, vesting ratably over the next four-years and a grant of 8,597 RSUs with a four-year cliff vesting. For a discussion of the features of a SOSAR, see “2008- LTIP.” Mr. Perinchief’s remaining 7,475 RSUs from his November 3, 2005 grant vested and settled on August 14, 2008 and remaining 3,019 stock options from his November 3, 2005 grant vested on November 3, 2008. Mr. Perinchief did not receive an STIP bonus in 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with all Section 16(a) forms that they file. Based solely upon our review of copies of the forms received by us and written representations from certain reporting persons that they have complied or not complied with the relevant filings requirements, we believe that, during the fiscal year ended January 3, 2009, all of our executive officers, directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements with the exception of the following: Neil Fiske, for whom two reports on Form 4 were each filed one day past-due, each reporting purchase of shares of common stock by Mr. Fiske; Kenneth Reiss, for whom one report on Form 4 was filed two days past-due reporting the grant of restricted stock units to Mr. Reiss; and Kimberly Berg, for whom one report on Form 3, identifying Ms. Berg as a reporting person, was filed 17 days past due.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of our common stock as of February 17, 2009, by:

•	each of our non-employee directors;

•	each of our NEOs;

•	all of our directors and NEOs as a group; and

•	all other stockholders known by us to beneficially own more than five percent of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Beneficial ownership information is based on most recent Form 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to the Company. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock, warrants, convertibles notes and/or restricted stock units (“RSU”) held by that person that are currently exercisable or exercisable within 60 days of February 16, 2009 are deemed outstanding, with the exception of SOSARs. SOSARs currently exercisable or exercisable within 60 days of February 16, 2009 have been excluded from the table below as shares of stock cannot be issued if the strike price of an SOSAR is less than the current trading price, which was the case for all outstanding SOSARs as of February 16, 2009. For disclosure of the features of the SOSARs, see “2008- LTIP”. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 30,829,530 shares of common stock outstanding on February 17, 2009. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Eddie Bauer Holdings, Inc., 10401 NE 8th Street, Suite 500, Bellevue, WA 98004.

	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Wellington Management Company, LLP(1)	3,998,055	13.0%
FMR LLC(2)	2,381,362	7.7%
Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford(3)	2,377,381	7.7%
H Partners Capital , LLC, H Partners Management, LLC, H Partners, LP and Rehan Jaffer (4)	2,000,000	6.5%
Royce & Associates LLC(5)	1,763,745	5.7%
William T. End(6)	168,931	*
John C. Brouillard(7)	33,537	*
Howard Gross(8)	26,628	*
Paul E. Kirincic(9)	73,791	*
William Redmond(10)	3,511	*
Kenneth M. Reiss(11)	68,814	*
Laurie M. Shahon(12)	38,814	*
Edward M. Straw(13)	33,377	*
Stephen E. Watson(14)	43,814	*
Neil Fiske(15)	85,000	*
Marv Toland(16)	36,000	*
Kimberly Berg(17)	37,571	*
Ann Perinchief(18)	113,439	*
Tom Helton(19)	51,450	*
Kathleen Boyer(20)	45,500	*
All directors and executive officers as a group (17 persons)(21)	846,421	2.7%

*	Indicates less than one percent.

(1)	Information based on Schedule 13G/A, Amendment No. 2, filed on February 17, 2009, with the SEC by Wellington Management Company, LLP (“Wellington Management”). According to the Schedule 13G, Wellington Management has (a) shared voting power over 2,459,173 shares and (b) shared dispositive power over 3,998,055 shares. The shares listed above are owned of record by clients of Wellington Management. Wellington Management acknowledges that, in its capacity as investment advisor, it may be deemed the beneficial owner of the shares listed above. The address for Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(2)	Information based on Schedule 13G/A, Amendment No. 5, filed on February 17, 2009, with the SEC by FMR LLC. According to the Schedule 13G/A: Fidelity Management & Research Company (“Fidelity”) beneficially owns 2,381,362 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; the number of shares beneficially owned by the investment companies includes 1,309,962 shares resulting from the assumed conversion of $17,750,000 principal amount of Eddie Bauer 5.25% Convertible Notes (73.8007 shares of Common Stock for each $1,000 principal amount of debenture); Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of 2,381,362 shares; members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC; the Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares; and, Edward C. Johnson 3d, Chairman of FMR LLC and certain members of his family, collectively, may form a controlling group with respect to FMR LLC. The address of each entity and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Information based on the Schedule 13G/A, Amendment No. 2, filed on January 27, 2009, with the SEC by Peninsula Capital Management, LP and Scott Bedford reporting beneficial ownership of 2,377,381 shares, and 1,545,000 shares by Peninsula Master Fund, Ltd. According to the Schedule 13G/A, Peninsula Capital Management, LP and Scott Bedford have shared voting and dispositive power over all shares; Peninsula Master Fund, Ltd. shares voting and dispositive power over 1,545,000 shares; and Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford disclaim beneficial ownership in the shares except to the extent of each such person’s respective pecuniary interest therein. The address of Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford is 235 Pine Street, Suite 1600, San Francisco, CA 94104.

(4)

Information based on Schedule 13G/A, Amendment No. 1, filed on February 17, 2009, with the SEC by H Partners Capital, LLC, H Partners Management, LLC, H Partners, LP and Rehan Jaffer (“H Partners Reporting Persons”). According to the Schedule 13G/A, H Partners Reporting Persons share voting and dispositive power over 1,435,500 shares, and H Partners Management LLC and Rehan Jaffer have shared voting power and shared dispositive power over all 2,000,000 shares. Each of the H Partners Reporting Persons disclaim beneficial ownership in the shares, except to the extent of his or its pecuniary interest therein. The address for the H Partners Reporting Persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019.

(5)	Information based on Schedule 13G filed on January 23, 2009, with the SEC by Royce & Associates, LLC, reporting beneficial ownership of 1,763,745 shares. According to the Schedule 13G, Royce & Associates, LLC has sole voting and dispositive power over all shares. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(6)	Consists of 148,000 shares, 3,937 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. End. Does not include 7,877 shares subject to vested RSUs deferred under the Company’s deferred compensation plan (“DCP”). See “Compensation Discussion and Analysis — Director Compensation” above for a description of the ability to defer RSUs.

(7)	Consists of 12,600 shares, 3,937 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Brouillard. Does not include 7,877 shares subject to vested RSUs deferred under the Company’s DCP.

(8)	Consists of 9,628 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Gross. Does not include 5,366 shares subject to vested RSUs deferred under the Company’s DCP.

(9)	Consists of 50,000 shares, 6,791 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Kirincic. Does not include 5,023 shares subject to vested RSUs deferred under the Company’s DCP.

(10)	Consists of 1,000 shares and 2,511 shares subject to vested RSUs exercisable within 60 days of February 17, 2009, held by Mr. Redmond.

(11)	Consists of 40,000 shares, 11,814 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Reiss.

(12)	Consists of 10,000 shares, 11,814 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Ms. Shahon.

(13)	Consists of 8,500 shares, 7,877 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Straw. Does not include 3,937 shares subject to vested RSUs deferred under the Company’s DCP.

(14)	Consists of 15,000 shares, 11,814 shares subject to vested RSUs and 17,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Watson.

(15)	Consists of 60,000 shares and 25,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Fiske.

(16)	Consists of 35,000 shares and 1,000 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Toland.

(17)	Consists of 5,000 shares, 16,821 shares subject to vested RSUs and 15,750 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Ms. Berg. The total includes 5,000 shares held by Ms. Berg’s spouse. Ms. Berg disclaims beneficial ownership of the shares held by Mr. Berg.

(18)	Consists of 12,155 shares, 52,459 shares subject to vested RSUs and 48,825 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Ms. Perinchief. The total includes 13,030 shares subject to vested RSUs and 12,075 shares of common stock reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Don Perinchief, her spouse. Ms. Perinchief disclaims beneficial ownership of the shares held by Mr. Perinchief.

(19)	Consists of 36,950 shares of common stock and 14,500 shares reserved for issuance upon exercise of stock options that are exercisable within 60 days of February 17, 2009, held by Mr. Helton.

(20)	Consists of 45,500 shares subject to vested RSUs exercisable within 60 days of February 17, 2009, held by Ms. Boyer.

(21)	Includes shares directly and indirectly owned, and shares subject to stock options exercisable within 60 days of February 17, 2009, for executive officers and directors as a group.

Securities Authorized for Issuance Under Equity Compensation Plans

At the end of fiscal 2008, the Company had one shareholder-approved equity compensation plan (the 2005 Plan, as amended and restated in 2007), and ten equity compensation plans not approved by shareholders.

Plans Not Approved by Shareholders.    As of January 3, 2009, the Company had made inducement equity grants pursuant to Section 4350(i) of the NASDAQ Marketplace Rules to ten individuals to accept employment with the Company as officers (the “Inducement Grants”). For purposes of the table below, we have assumed that all Inducement Grants made to a single individual, regardless of the terms of the grant or type (RSUs or stock options) as described below, are made under a single plan. Four types of Inducement Grants were made :

•	RSUs vesting after four years of service;

•	Time-vested stock options, vesting ratably annually over four years, with a ten-year expiration;

•	Performance stock options, vesting after the Company’s common stock has had a closing price of $25 per share on the NASDAQ Global Market for 30 consecutive days, with a five-year expiration; and

•	Performance stock options, vesting after the Company’s common stock has had a closing price of $35 per share on the NASDAQ Global Market for 30 consecutive days, with a seven-year expiration.

Each stock option granted as an Inducement Grant has an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. In the event of termination of employment, other than in the event of a Change in Control, the following equity forfeitures will occur: (i) for termination without cause or by resignation of the employee: (A) all unvested stock options and RSUs are forfeited and (B) all vested stock options may be exercised within 90 days following the termination of employment; (ii) for termination of employment for cause, all unvested and vested stock options and unvested RSUs are forfeited as of the date of termination. Stock issued upon vesting of RSUs is not subject to forfeiture. See “Compensation Discussion and Analysis — Other Benefits — Change in Control Plan” above for a description of accelerated vesting of equity compensation in the event of a Change in Control.

Equity Compensation Plans.    The following table sets forth certain information concerning shares of the Company’s common stock authorized for issuance under the Company’s eleven equity compensation plans as of January 3, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)($)(1)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(c)
Equity compensation plans approved by security holders: 2005 Plan	2,364,668	(2)	$16.68	1,122,661
Equity compensation plans not approved by security holders (ten plans)	207,518	(3)	6.26	—

TOTAL	2,572,186		15.62	1,122,661

(1)	Consists of weighted-average exercise price of outstanding options to purchase shares of common stock.

(2)	Reflects securities issued under the Company’s 2005 Plan. Includes stock options to acquire 1,193,975 shares of common stock at a weighted-average exercise price of $16.68 per share; 521,675 SOSARs; and 649,018 RSUs.

(3)	Reflects securities issued under the equity compensation plans not approved by security holders. Includes stock options to acquire 135,750 shares of common stock at a weighted-average exercise price of $6.26 per share and 71,768 RSUs.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ON BEHALF OF THE BOARD OF

DIRECTORS

Freya R. Brier

Senior Vice President and Corporate Secretary

10401 NE 8th Street, Suite 500

Bellevue, WA 98004

April 20, 2009

EDDIE BAUER HOLDINGS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Eddie Bauer Holdings, Inc., a Delaware corporation, (the “Company”), hereby nominates, constitutes and appoints William T. End and McNeil S. Fiske Jr., or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on May 8, 2009 and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company that the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE “FOR” ALL ITEMS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal	1. To elect the nominees as directors:

NOMINEES

William T. End Jerry M. Comstock, Jr.	McNeil S. Fiske Jr. Scott Galloway William E. Redmond, Jr.	Kenneth M. Reiss Stephen E. Watson

☐	FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)

☐	WITHHELD for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:

The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

Proposal2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ITEMS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

THE PROXY STATEMENT AND 2008 ANNUAL REPORT ARE AVAILABLE AT

http://investors.eddiebauer.com/.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated April 20, 2009 and the accompanying Proxy Statement relating to the Annual Meeting.

Dated:	, 2009

Signature:

Signature:

Signature(s) of Stockholder(s)

(See Instructions Below)

The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐	Please indicate by checking this box if you anticipate attending the Annual Meeting.

PLEASE MARK, SIGN, DATE AND USING THE RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 1:00 a.m. (Central time) on May 8, 2009.

Internet		Telephone		Mail

www.investorvote.com/EBHI		1-800-652-VOTE (8683)

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares of common stock in the same manner as if you marked, signed and returned your proxy card.